Exhibit 10.42

EXECUTION COPY

CREDIT AGREEMENT

dated as of

October 24, 2007,

among

PALM, INC.,

as Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

J.P. MORGAN SECURITIES INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners and Joint Lead Arrangers

[CS&M Ref. 6701-715]

i

SCHEDULES:

Schedule 1.01(a) — Company Material Adverse Effect
Schedule 1.01(b) — Existing Letters of Credit
Schedule 2.01 — Commitments
Schedule 5.14 — Post-Closing Obligations

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Form of Subordination Agreement

CREDIT AGREEMENT dated as of October 24, 2007 (this “Agreement”), among PALM, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent.

Elevation Partners, L.P. (the “Sponsor”) and its affiliates intend to acquire a minority interest in the Borrower equal to approximately 28% of the outstanding voting power of the Borrower as of the Effective Date (the “Acquisition”). In connection with the foregoing, it is intended that:

(a)	The Sponsor will purchase 325,000 shares of Series B Preferred Stock of the Borrower for an aggregate purchase price of $325,000,000 (the payment of such purchase price, the “Equity Contribution”) pursuant to the terms of the Preferred Stock Purchase Agreement and Agreement and Plan of Merger dated as of June 1, 2007 (the “Investment Agreement”), among the Sponsor, the Borrower and Passport Merger Corporation.

(b)	The Borrower will obtain the credit facilities described herein. In addition, the indebtedness of the Borrower under the Existing Credit Agreement shall be repaid and all existing commitments, obligations and security interests in respect of the Existing Credit Agreement shall be terminated (the “Existing Indebtedness Refinancing”).

(c)	The proceeds received by the Borrower from the Equity Contribution and the Tranche B Term Loans, together with cash on hand at the Borrower, shall be used to pay (i) the cash portion of the merger consideration contemplated under the Investment Agreement to the shareholders of the Borrower as of the effective time of the merger of Passport Merger Corporation with and into the Borrower (the “Merger”) as contemplated by the Investment Agreement (excluding, for purposes of clarity, the Sponsor and its Affiliates) in an aggregate amount of approximately $935,000,000, (ii) any transaction fees and expenses arising from the Transactions (the “Transaction Costs”), (iii) any financing fees associated with this Agreement and (iv) any amounts owing in respect of the Existing Indebtedness Refinancing.

The Borrower has requested that (a) the Tranche B Lenders extend credit in the form of Tranche B Term Loans on the Effective Date in an aggregate principal amount not in excess of $400,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Bank issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the aggregate Revolving Exposures will not exceed $30,000,000 at any time (as such amount may be increased pursuant to Section 2.20). In addition, the Borrower may request that prospective Additional Lenders agree to make available Incremental Term Loans and Revolving Commitment Increases pursuant to Section 2.20 from time to time after the Closing Date in an aggregate amount not to exceed $25,000,000. The proceeds received by the Borrower from the Tranche B Term Loans will be used as set forth in paragraph (c) above. The proceeds of the Revolving Loans and the Swingline Loans will be used only for working capital and other general corporate purposes (including Permitted Acquisitions). Letters of Credit will be used only for working capital and other general corporate purposes.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement (including the Schedules hereto), the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” has the meaning assigned to such term in the preamble to this Agreement.

“Act” has the meaning assigned to such term in Section 9.14.

“Additional Lender” has the meaning assigned to such term in Section 2.20(c).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration.

“Applicable Rate” means, for any day with respect to any (a) Eurodollar Loan, 3.50% per annum, (b) ABR Loan (including any Swingline Loan), 2.50% per annum, and (c) commitment fees payable pursuant to Section 2.12(a), 0.50% per annum.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower’s Withholding Tax Obligations” has the meaning assigned to such term in Section 2.17(e).

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) all expenditures in respect of additions to property, plant and equipment and other capital expenditures of the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations and Synthetic Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period, but excluding in each case any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c), (iii) made by the Borrower or any Restricted Subsidiary as payment of the consideration for a Permitted Acquisition, (iv) made by the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord and (v) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a) U.S. dollars, Pounds Sterling, Euros or any national currency of any participating member state of the European Monetary Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) (i) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the United States or any member nation of the European Union and (ii) securities issued by corporations chartered by the United States government that have borrowing capacity at the United States Treasury or have United States Treasury funds to support payment, in the case of each of clauses (i) and (ii), having maturities of not more than twelve months from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any Lender or with any domestic or foreign commercial bank having capital and surplus in excess of (i) $500,000,000 in the case of U.S. banks and (ii) the U.S. dollar equivalent (as of the applicable date of determination) of $100,000,000 in the case of non-U.S. banks;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or (f) below;

(e) commercial paper maturing within twelve months after the date of acquisition and having a rating of at least A-2 from Moody’s or P-2 from S&P (or carrying an equivalent rating by another nationally-recognized rating agency);

(f) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or one of the two highest rating categories obtainable from another nationally-recognized rating agency) and with maturities of twelve months or less from the date of acquisition;

(g) instruments equivalent to those referred to in clauses (a) through (f) above that are denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Borrower;

(h) investments in money market funds rated Aaa3 (or the equivalent thereof) or better from Moody’s or AA+ (or the equivalent thereof) or better by S&P with average maturities of twelve months or less from the date of acquisition;

(i) marketable short-term money market and similar securities having a rating of at least A-2 from Moody’s or P-2 from S&P (or carrying an equivalent rating by another nationally-recognized rating agency);

(j) readily-marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating or an equivalent short term rating from either Moody’s or S&P (or an equivalent rating from another nationally recognized rating agency) and with maturities of twelve months or less from the date of acquisition;

(k) senior or preferred classes of pass-through securities registered under the Securities Act of 1933, as amended, not required to be registered pursuant to

Section 3(a)(2) of the Securities Act of 1933, as amended, or issued under Rule 144A of the Securities Act of 1933, as amended, and, in each case, (i) issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the United States and (ii) having an Investment Grade Rating;

(l) any open-ended money market mutual fund as defined under Rule 2a-7 of the Investment Company Act of 1940 that owns at least $5,000,000,000 in assets; and

(m) investment in funds that invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (l) of this definition.

“Change in Control” means (a) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) as a result of which the shares of capital stock of the Borrower entitled to vote generally in the election of directors and the Series B Preferred Stock (treated on an as-converted basis) immediately prior to such transaction (or series of related transactions) are converted into and/or continue to represent (on an as-converted basis in the case of the Series B Preferred Stock), in the aggregate, less than 50% of the total voting power of all shares of capital stock that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or ultimate parent thereof), (b) the sale, transfer or disposition, including but not limited to any spin-off or in-kind distribution, by the Borrower or by one or more of the Subsidiaries of all or substantially all of the assets, business or securities of the Borrower (on a consolidated basis) to any person or group (other than the Borrower or the wholly-owned Subsidiaries of the Borrower), (c) any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) other than a Permitted Holder shall have acquired beneficial ownership of Equity Interests in the Borrower representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (d) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower or the Sponsor nor (ii) appointed by directors so nominated or (e) the occurrence of a “Change of Control” (or similar event, however denominated, including any “Fundamental Change” as defined in the Certificate of Designation for the Series B Preferred Stock), as defined in (i) any Senior Unsecured Debt Documents, any Subordinated Debt Documents, any indenture or any other agreement, in each case in respect of Material Indebtedness of the Borrower or any Restricted Subsidiary or (ii) any certificate of designations (or other provision of the organizational documents of the Borrower) relating to, or any other agreement governing the rights of the holders of, any Equity Interests issued by the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of

Section 2.15(b), by any applicable lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Tranche B Commitment or a Commitment in respect of any Incremental Term Loans. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Class”, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” (or any term of similar import), in each case as defined in any applicable Security Document, and shall also include the Mortgaged Properties.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from each Loan Party (i) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (y) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party, (ii) with respect to any Loan Party that directly owns Equity Interests of a Foreign Subsidiary, a counterpart of each Foreign Pledge Agreement that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of such Foreign Subsidiary, in each case duly executed and delivered on behalf of such Loan Party and such Foreign Subsidiary and (iii) with respect to any Loan Party that is a Foreign Subsidiary, a counterpart of all Foreign Security Documents that the Administrative Agent reasonably determines, based on the advice of counsel, to be necessary or advisable in connection with the Guarantees of Obligations by, or the pledge of, or granting of security interests in Equity Interests, Collateral or Indebtedness (in each case, in support of the Obligations) held by, such Loan Party, duly executed and delivered on behalf of such Loan Party;

(b) subject to the limitations set forth in the Collateral Agreement, all outstanding Equity Interests of each Subsidiary and all other Equity Interests, in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, a Foreign Security Document or a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge, and such pledge shall not extend to, (w) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not a Loan Party, (x) the Equity Interests of Handspring Facility Company, LLC, (y) the Equity Interests of any Immaterial Subsidiary (it being understood and agreed that the Borrower shall not be required to pledge its 1% interest in either Palm Chile Limitada or Palm Colombia Limitada for so long as a majority of the Equity Interests in such Subsidiary is held by a Person that is not a Loan Party) and (z) the Equity Interests of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower if the Borrower reasonably determines that such pledge will materially interfere with its relationship with minority shareholders of such Subsidiary) and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (to the extent such Equity Interests are represented by certificates or instruments), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) subject to the materiality thresholds set forth in the Collateral Agreement, all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement or a Foreign Security Document and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement, the Foreign Security Documents and the Foreign Pledge Agreements and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, the Foreign Security Documents and the Foreign Pledge Agreements, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the

Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(g) within 30 days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), the Borrower shall deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this definition as the Administrative Agent may reasonably request.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment, Tranche B Commitment, or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Company Material Adverse Effect” has the meaning assigned to such term in Schedule 1.01(a).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax provision for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any extraordinary charges for such period (but excluding any such charge in respect of an item that was included in Consolidated Net Income in a prior period and any such charge that results from the write-down or write-off of inventory in the ordinary course of business), (v) non-recurring fees and expenses incurred during such period in connection with the Transactions, (vi) fees and expenses incurred (excluding, for purposes of clarity, any interest payments) during such period in connection with any proposed or actual issuance of any Indebtedness (or any amendment or modification of the terms of any Indebtedness, including the Indebtedness hereunder) or Equity Interests (or other securities convertible or exchangeable for Equity Interests), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, (vii) non-recurring cash charges incurred during such period (including non-recurring charges in respect of restructurings, plant closings, headcount reductions or other similar actions, as well as severance charges in respect of employee terminations) and any loss resulting from disposed or discontinued operations of the Borrower or any Restricted Subsidiary during such period in an aggregate amount not to exceed the sum of (A) $10,000,000 during any one fiscal year of the Borrower, (B) $20,000,000 in the aggregate for the term of this Agreement (it being understood and agreed that the aggregate amount added back to Consolidated EBITDA pursuant to subclauses (A) and (B) of this clause (vii) during any one fiscal year of the Borrower shall not exceed $20,000,000) and (C) $10,000,000 in the aggregate for the fiscal year of the Borrower ending May 30, 2008, in respect of non-recurring charges related to the write-off of the Borrower’s Foleo product, (viii) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of, or consultant to, the Borrower or any Restricted Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Borrower, (ix) non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, (x) all losses during such period resulting from the sale or disposition of any asset of the Borrower or any Restricted Subsidiary outside the ordinary course of business and (xi) all other non-cash charges, non-cash expenses and non-cash losses of the Borrower or any Restricted Subsidiary during such period that are not otherwise expressly excluded from the calculation of Consolidated EBITDA pursuant to this clause (a) (and excluding (A) any non-cash charge, non-cash expense and non-cash loss that represents an accrual or reserve for a cash expenditure to be made in a subsequent period and (B) minority interest expense), and minus (b) without duplication and (except in the case of clause (ii)) to the extent included in determining such Consolidated Net Income, the sum of (i) consolidated interest income for such period, (ii) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a) of this paragraph in any prior period, (iii) any extraordinary gains for such period, (iv) any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, (v) non-cash exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations, (vi) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Restricted Subsidiary outside the ordinary course of business, (vii) all other non-cash items increasing Consolidated Net Income for such period and (viii) any gains resulting from disposed or discontinued operations of the Borrower or any Restricted Subsidiary during such period, all determined on a consolidated basis in accordance with GAAP (to the extent GAAP is applicable).

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from such net income or loss (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Restricted Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Restricted Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Restricted Subsidiary (unless the income of the Restricted Subsidiary receiving such dividend or distribution would be excluded from Consolidated Net Income pursuant to clause (a) or

(b) of this proviso) during such period, and (b) the income of any Person (other than the Borrower or any Restricted Subsidiary that is not accounted for using the equity method of accounting) in which the Borrower or any Restricted Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Restricted Subsidiary (unless the income of the Restricted Subsidiary receiving such dividend or distribution would be excluded from Consolidated Net Income pursuant to clause (a) or (b) of this proviso) during such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow for the fiscal year of the Borrower ending May 30, 2008, and Excess Cash Flow for each succeeding and completed fiscal year of the Borrower.

“Declining Lender” has the meaning assigned to such term in Section 2.11(e).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosure Letter” means the disclosure letter, dated the date hereof and addressed to the Administrative Agent and the Lenders, containing certain schedules referenced herein and in the Collateral Agreement.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (in each case, other than for Qualified Equity Interests (and cash paid in lieu of fractional Qualified Equity Interests)), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests, in each case with respect to the foregoing clauses (a) through (d) prior to the date that is 91 days after the Tranche B Maturity Date or, if such Equity Interests are issued after the Borrower has obtained any

Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, 91 days after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full and all Commitments in respect thereof shall have been terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Sections 4.01 and 4.02 are initially satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all applicable treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters related to exposure to Hazardous Material.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, reasonable fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened Release of any Hazardous Materials or (e) any binding contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the preamble to this Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to (i) prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or (ii) on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) prior to the effectiveness of the applicable provisions of the Pension Act, the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA, (i) the occurrence of a material “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable, (j) any Foreign Benefit Event or (k) any other event or condition with respect to a Plan or Multiemployer Plan that could result in material liability of the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:

(a) the Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income for such fiscal year; plus

(c) consolidated income tax provision for such period; plus

(d) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Restricted Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Restricted Subsidiaries decreased during such fiscal year; minus

(e) the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such fiscal year, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Restricted Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Restricted Subsidiaries increased during such fiscal year; minus

(f) the sum (without duplication) of (i) Capital Expenditures made in cash for such fiscal year or committed to be made in cash in the next succeeding fiscal year of the Borrower pursuant to a binding agreement entered into by the Borrower or any Restricted Subsidiary (any such commitment, a “CapEx Commitment”) (in each case, except to the extent attributable to the incurrence of Capital Lease Obligations or Synthetic Lease Obligations or otherwise financed by incurring Indebtedness (excluding Indebtedness in respect of the Revolving Loans), by issuing Equity Interests (other than to the Borrower or any Restricted Subsidiary), through the receipt of capital contributions (other than capital contributions made by the Borrower or any Restricted Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA) and (ii) cash consideration paid in cash during such fiscal year, or committed to be paid in the next succeeding fiscal year of the Borrower pursuant to a binding agreement entered into by the Borrower or any Restricted Subsidiary (any such commitment, an “Acquisition Commitment”), to make acquisitions or other long-term investments (except to the extent financed by incurring Indebtedness (excluding Indebtedness in respect of the Revolving Loans), by issuing Equity Interests (other than to the Borrower or any Restricted Subsidiary), through the receipt of capital contributions (other than capital contributions made by the Borrower or any Restricted Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA), provided that (A) for any fiscal year of the Borrower, the Excess Cash

Flow for such fiscal year shall not be reduced pursuant to the operation of this clause (f) by any cash payments made during such fiscal year in respect of any Capital Expenditure, acquisition or long-term investment to the extent that Excess Cash Flow in the immediately preceding fiscal year was reduced to account for a CapEx Commitment in respect of such Capital Expenditure or an Acquisition Commitment in respect of such acquisition or long-term investment, as the case may be, and (B) if all (or any portion) of the applicable cash payment to be made in respect of any CapEx Commitment or Acquisition Commitment is not made in the next succeeding fiscal year of the Borrower after the fiscal year in which Excess Cash Flow was reduced pursuant to the operation of this clause (f) to account for such CapEx Commitment or Acquisition Commitment, as the case may be, then the Excess Cash Flow for such next succeeding fiscal year shall be increased by an amount equal to the excess of (x) the amount of such CapEx Commitment or Acquisition Commitment, as the case may be, over (y) the aggregate amount of the cash payments made in respect of such CapEx Commitment or Acquisition Commitment, as the case may be, in such next succeeding fiscal year; provided further that the aggregate amount of cash consideration deducted pursuant to subclause (ii) of this clause (f) in determining Excess Cash Flow in any fiscal year of the Borrower shall not exceed $12,500,000 (it being understood and agreed that, if in any fiscal year of the Borrower the aggregate amount of cash consideration deducted pursuant to subclause (ii) of this clause (f) is less than $12,500,000, then the amount of the $12,500,000 in permitted deductions that is not utilized in such fiscal year may be carried over, shall cumulate and may be deducted in any succeeding fiscal year of the Borrower); minus

(g) the aggregate principal amount of Indebtedness repaid or prepaid by the Borrower and the Restricted Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the aggregate Revolving Commitments or the commitments in respect of such other revolving credit facilities, as the case may be, and so long as such repayment or prepayment is not financed by incurring other Indebtedness), (ii) Term Loans prepaid pursuant to Section 2.11(a), (c) or (d), (iii) repayments or prepayments of Indebtedness financed (A) by incurring other Indebtedness, to the extent that repayments or prepayments in respect of such other Indebtedness would, pursuant to this clause (g), be deducted in determining Excess Cash Flow when made, (B) by issuing Equity Interests (other than to the Borrower or any Restricted Subsidiary), (C) through the receipt of capital contributions (other than capital contributions made by the Borrower or any Restricted Subsidiary) or (D) using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA and (iv) Indebtedness the proceeds of which were used to finance an expense (other than expenses of the type contemplated by clauses (b), (c) and (d) of this definition) that reduced Consolidated Net Income for such fiscal year or any prior fiscal year; minus

(h) the aggregate amount of any premium, make-whole amount or penalty payment required to be paid, and actually paid in cash by the Borrower or any Restricted Subsidiary, during such period in connection with the prepayment of Indebtedness; minus

(i) the aggregate amount of expenditures actually made by the Borrower or any Restricted Subsidiary in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are expensed during a prior period; minus

(j) the amount of cash taxes paid in such period.

Notwithstanding the foregoing, Excess Cash Flow for the fiscal year of the Borrower ending May 30, 2008, shall be calculated as if such fiscal year began on the first day of the first fiscal quarter of the Borrower beginning after the Effective Date and ended on May 30, 2008.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or with which such recipient otherwise has a present or former connection (other than any such connection arising from the recipient’s having executed, delivered, performed its obligations under, received a payment under or enforced any Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” means the Loan and Security Agreement dated as of October 14, 2005, by and between Comerica Bank and the Borrower (as amended, supplemented, restated or otherwise modified as of the Effective Date).

“Existing Indebtedness Refinancing” has the meaning assigned to such term in the preamble to this Agreement.

“Existing Letters of Credit” means each letter of credit previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01(b).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $5,000,000 by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any Subsidiary, or the imposition on the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any benefit plan that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Security Documents” means one or more guarantee agreements, security agreements, charges, mortgages or pledges with respect to Collateral of any Loan Party that is a Foreign Subsidiary, each in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations (other than any such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Materials” means (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances, and toxic mold; and (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Restricted Subsidiary existing on the Effective Date or acquired or formed after the Effective Date that has, as of the Effective Date or the date of such acquisition or formation (as the case may be), (a) assets with an aggregate book value not to exceed $5,000,000 and (b) revenues for the twelve-month period ended on the last day of the most-recently ended fiscal quarter of the Borrower prior to such date of determination not to exceed $5,000,000, and each such Subsidiary shall be designated, for purposes of this Agreement, as an “Immaterial Subsidiary”; provided, however, that if, as of any date on which the Borrower delivers the financial statements required by Section 5.01(a) or (b), any such Subsidiary shall fail to satisfy the requirements in clauses (a) and (b) of this definition, the Borrower shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary in accordance with Section 5.11 (and such Subsidiary shall be redesignated such that, for purposes of this Agreement, such Subsidiary shall no longer be an “Immaterial Subsidiary”).

“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(c).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and intercompany charges of expenses (including expenses related to research and development and information technology) and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured

by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Borrower or any Restricted Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Borrower or any Restricted Subsidiary permitted hereunder), the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof. The amount of Indebtedness of any Person for purposes of clause (f) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated September 2007, relating to the Borrower and the Transactions.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an Interest Period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Investment Documents” means the Investment Agreement, all other agreements to be entered into in connection with the Acquisition and the Merger and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent thereof) by Moody’s and BBB- (or the equivalent thereof) by S&P, or an equivalent rating by any other Ratings Agency.

“Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means, collectively, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04 or Section 2.20, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including each Existing Letter of Credit).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, the Disclosure Letter, any Incremental Facility Amendment, the Collateral Agreement and the other Security Documents.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate outstanding principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Merger” has the meaning assigned to such term in the preamble to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.11 or 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received by the Borrower and the Restricted Subsidiaries in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including attorney’s fees, investment banking fees, underwriting discounts, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) paid by the Borrower and the Restricted Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred (or, in the case of an installment sale, during the year in which such cash proceeds are received) or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Restricted Subsidiaries as of such date (excluding cash and Cash Equivalents and income tax-related assets) minus (b) the consolidated current liabilities of the Borrower and the Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and income tax-related liabilities). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11 (it being understood and agreed that, for purposes of this definition, any voluntary prepayment of Term Loans pursuant to Section 2.11(a) shall be deemed to be an application of Excess Cash Flow in an amount equal to such prepayment) and (b) was not previously applied (and is not simultaneously being applied) in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the Borrower or a wholly-owned Subsidiary of the Borrower of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) no Default has occurred and is continuing or would result therefrom, (c) such acquisition and all transactions related thereto are consummated in all material respects in accordance with applicable laws, (d) except as otherwise permitted under Section 6.04(b), all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.11 and 5.12 shall have been taken, (e) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.03(b), (f) the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, is (i) less than 4.00 to 1.00 or (ii) less than or equal to the Total Leverage Ratio immediately prior to the consummation of such acquisition and (g) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c), (d), (e) and (f) above, together with all relevant financial information for the Person or assets to be acquired reasonably requested by the Administrative Agent and setting forth reasonably detailed calculations demonstrating compliance with clause (f) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges or levies that are (i) not yet due, (ii) not yet delinquent for a period of more than 30 days, (iii) not subject to penalties for non-payment or (iv) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which the Borrower or the applicable Restricted Subsidiary has set aside on its books adequate reserves in accordance with GAAP, or Liens for property taxes on property that the Borrower or any Restricted Subsidiary has determined to abandon if the sole recourse for such property tax is to such property;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are (i) not overdue by more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or (ii) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which the Borrower or the applicable Restricted Subsidiary has set aside on its books adequate reserves in accordance with GAAP;

(c) pledges, deposits or security made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, tenders, contracts (other than for the payment of Indebtedness), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including letters of credit issued in favor of the issuer of any such bond), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) minor survey exceptions, ground leases, building codes, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) Liens arising in connection with Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”; and

(h) deposits as security for contested taxes and contested import or customs duties,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means the Sponsor and each Affiliate thereof (other than the Borrower or any Subsidiary) that is neither an operating company nor a company controlled by an operating company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) of any property or asset of the Borrower or any Restricted Subsidiary, other than (i) dispositions permitted by clauses (a), (b), (c), (f), (g), (h), (i), (j), (k) and (l) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 in the case of any single transaction or series of related transactions; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $5,000,000; or

(c) the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to the calculation of the Senior Leverage Ratio, the Total Leverage Ratio or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether (w) any proposed acquisition will constitute a Permitted Acquisition, (x) any Senior Unsecured Debt or Subordinated Debt may be incurred, (y) any investment pursuant to Section 6.04(r) may be made or (z) any Restricted Payment pursuant to Section 6.08(a)(xi), or prepayment or repayment of Indebtedness pursuant to Section 6.08(b)(iv), may be made, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Ratings Agency” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating in respect of the facilities under this Agreement publicly available, a nationally-recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that shall be substituted for Moody’s or S&P or both, as the case may be.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Required Percentage” means, with respect to any fiscal year of the Borrower, (a) 75% if the Total Leverage Ratio at the end of such fiscal year is greater than or equal to 1.50 to 1.00, (b) 50% if the Total Leverage Ratio at the end of such fiscal year is less than 1.50 to 1.00 but greater than or equal to 0.75 to 1.00 and (c) 25% if the Total Leverage Ratio at the end of such fiscal year is less than 0.75 to 1.00.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing (excluding any payments pursuant to stock appreciation rights) (it being understood and agreed that, in determining whether any payment by the Borrower or a Restricted Subsidiary would qualify as a payment that has a substantially similar effect to any of the foregoing, the Borrower shall be permitted to consult with the Administrative Agent prior to the making of any such payment and request that the Administrative Agent make a determination as to whether such payment would be deemed a “Restricted Payment” hereunder, and the good faith determination of the Administrative Agent in that regard shall be definitive).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the day after the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to Section 9.04 or (ii) Section 2.20. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $30,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(d).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means October 24, 2012.

“S&P” means Standard & Poor’s Ratings Group, Inc. and its successors.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Foreign Security Documents, the Foreign Pledge Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

“Senior Indebtedness” means, as of any date, the aggregate principal amount of (a) Indebtedness of the Borrower and the Restricted Subsidiaries under this Agreement (including Incremental Extensions of Credit) and (b) any other Indebtedness of the Borrower and the Restricted Subsidiaries that is not, by its terms, subordinated or junior in right of payment to the Indebtedness under this Agreement, in each case outstanding as of such date, provided that the term “Indebtedness” shall not include contingent obligations of the Borrower or any Restricted Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Senior Leverage Ratio” means, on any date, the ratio of (a) Senior Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“Senior Unsecured Debt” means senior unsecured Indebtedness of the Borrower or any Subsidiary Loan Party that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms (or terms more favorable to the Borrower and its Subsidiaries than market terms) on the date of issuance) prior to the date that is 180 days after the Tranche B Maturity Date or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, 180 days after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full and all Commitments in respect thereof have been terminated, (b) contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms (or terms more favorable to the Borrower and its Subsidiaries than market terms) on the date of issuance, provided that such covenants and events of default, taken as a whole, are not materially more restrictive than the covenants and events of default contained in this

Agreement, taken as a whole, and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, and (c) bears interest at a market rate of interest (or a rate of interest more favorable to the Borrower and its Subsidiaries than a market rate of interest) on the date of issuance of such Indebtedness as determined by the Borrower in good faith.

“Senior Unsecured Debt Documents” means the indenture or indentures or other agreements under which any Senior Unsecured Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing any Senior Unsecured Debt, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Senior Unsecured Refinancing Indebtedness” means any Senior Unsecured Debt issued to renew, replace, refinance, redeem or repurchase (collectively, “refinance”) all or any portion of any other Senior Unsecured Debt, provided that such Senior Unsecured Debt is in an aggregate principal amount not more than the aggregate principal amount of the Senior Unsecured Debt being refinanced (plus any accrued but unpaid interest (including any portion thereof that is payable in kind in accordance with the terms of such refinanced Indebtedness) and premium thereon and reasonable fees and expenses associated therewith, provided that such premium is either payable by the terms of the Senior Unsecured Debt being refinanced or is not more than a market premium at the time as determined in good faith by the Borrower).

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Borrower.

“Software” has the meaning assigned to such term in the Collateral Agreement.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Sponsor” has the meaning assigned to such term in the preamble to this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or any other banking authority (domestic or foreign) to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means unsecured Indebtedness of the Borrower that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms (or terms more favorable to the Borrower and its Subsidiaries than market terms) on the date of issuance) prior to the date that is 180 days after the Tranche B Maturity Date or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, 180 days after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full and all Commitments in respect thereof have been terminated, (b) contains subordination and guarantee release provisions that are reasonably satisfactory to the Administrative Agent, (c) contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms (or terms more favorable to the Borrower and its Subsidiaries than market terms) on the date of issuance, provided that such covenants and events of default, taken as a whole, are not materially more restrictive than the covenants and events of default contained in this Agreement, taken as a whole, and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, and (d) bears interest at a market rate of interest (or a rate of interest more favorable to the Borrower and its Subsidiaries than a market rate of interest) on the date of issuance of such Indebtedness as determined by the Borrower in good faith.

“Subordinated Debt Documents” means the indenture or indentures or other agreements under which any Subordinated Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing any Subordinated Debt, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Subordinated Refinancing Indebtedness” means any Subordinated Debt issued to renew, replace, refinance, redeem or repurchase (collectively, “refinance”) all or any portion of any other Subordinated Debt, provided that such Subordinated Debt is in an aggregate principal amount not more than the aggregate principal amount of the Subordinated Debt being refinanced (plus any accrued but unpaid interest (including any portion thereof that is payable in kind in accordance with the terms of such refinanced Indebtedness) and premium thereon and reasonable fees and expenses associated therewith, provided that such premium is either payable by the terms of the Subordinated Debt being refinanced or is not more than a market premium at the time as determined in good faith by the Borrower).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Restricted Subsidiary that is a wholly-owned Subsidiary of the Borrower other than (a) a Foreign Subsidiary (unless, in the case of any Foreign Subsidiary that is a direct subsidiary of a Loan Party, the Borrower otherwise elects to designate such Foreign Subsidiary as a Subsidiary Loan Party (and such designation is promptly communicated in writing to the Administrative Agent), in which case the Collateral and Guarantee Requirement shall be satisfied with respect to such Foreign Subsidiary in accordance with Section 5.11), (b) Handspring Facility Company, LLC, (c) an Immaterial Subsidiary (provided, however, that if, at any time the Borrower delivers financial statements pursuant to Section 5.01(a) or (b), (i) the aggregate amount of the assets of all Immaterial Subsidiaries excluded from the definition of the term “Subsidiary Loan Party” exceeds $15,000,000 or (ii) the aggregate amount of the revenues for the twelve-month period ended on the last day of the most-recently ended fiscal quarter of the Borrower prior to such time of all Immaterial Subsidiaries excluded from the definition of the term “Subsidiary Loan Party” exceeds $15,000,000, one or more of such Immaterial Subsidiaries (chosen in the Borrower’s sole discretion) shall be redesignated (and, as a result of such redesignation, shall no longer be “Immaterial Subsidiaries” for purposes of this Agreement) such that, after giving effect to such redesignation, neither of the conditions specified in the immediately-preceding clauses (i) and (ii) are violated and, in connection therewith, the Borrower shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such redesignated Subsidiaries in accordance with Section 5.11) and (d) any additional Subsidiary that is formed or acquired after the Effective Date that is not required to become a Subsidiary Loan Party by operation of Sections 5.11 and 5.12 (it being understood and agreed that, prior to the satisfaction of the Collateral and Guarantee Requirement with respect to any Subsidiary, such Subsidiary shall be deemed not to be a Subsidiary Loan Party).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as syndication agent for the Lenders hereunder.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitments” means the Tranche B Commitments and any commitments to make Incremental Term Loans.

“Term Lenders” means the Tranche B Lenders and any Lenders with an outstanding Incremental Term Loan or a Commitment to make an Incremental Term Loan.

“Term Loans” means the Tranche B Term Loans and any Incremental Term Loans.

“Total Assets” means, as of any date, the total assets of the Borrower and the Restricted Subsidiaries determined in accordance with GAAP.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, provided that the term “Indebtedness” shall not include contingent obligations of the Borrower or any Restricted Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Commitment, as the case may be. The initial aggregate amount of the Lenders’ Tranche B Commitments is $400,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Maturity Date” means April 24, 2014.

“Tranche B Term Loans” means Loans made pursuant to clause (a) of Section 2.01.

“Transaction Costs” has the meaning assigned to such term in the preamble to this Agreement.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the Equity Contribution, (c) the Acquisition and the other transactions contemplated by the Investment Documents (including the Merger), (d) the consummation of the Existing Indebtedness Refinancing and (e) the payment of the Transaction Costs and any financing fees associated with this Agreement.

“Treasury Rate” means, as of any prepayment date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source for similar market date)) most nearly equal to the then remaining term of the Loans to the No-Call Date; provided, however, that if the then remaining term of the Loans to the No-Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof and (b) any Subsidiary of an Unrestricted Subsidiary.

“wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP (to the extent GAAP is applicable), as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining the Senior Leverage Ratio, the Total Leverage Ratio and Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

SECTION 1.06. Currency. For purposes of determining compliance as of any date with the provisions of Article VI, or for purposes of making any determination under paragraph (f), (g) or (k) of Section 7.01, amounts incurred or outstanding in currencies other than U.S. dollars shall be translated into U.S. dollars at the applicable currency exchange rates in effect on the date that such amounts were incurred, made or expended, as the case may be, as such currency exchange rates shall be determined in good faith by the Borrower by reference to customary indices, provided that if any Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. dollars, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, the limitation on the permitted amount of such Indebtedness shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinancing (and, for the purposes of this proviso, if refinancing Indebtedness is to be incurred in a different currency from the Indebtedness being refinanced, the principal amount of such refinancing Indebtedness and the Indebtedness being refinanced will be calculated based on the currency exchange rate in effect on the date of such refinancing with respect to the currencies in which such respective Indebtedness is denominated). No Default shall arise as a result of any limitation or threshold set forth in U.S. dollars in Article VI or paragraph (f), (g) or (k) of Section 7.01 being exceeded solely as a result of a change in currency exchange rates.

SECTION 1.07. Rounding. Any financial ratios required to be satisfied in order for a specified action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, the Tranche B Maturity Date or, with respect to any Class of Incremental Term Loans, the maturity date set for such Class in the Incremental Facility Amendment in respect of such Class, as the case may be.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Tranche B Term Borrowing or a Borrowing of any Incremental Term Loan;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) that as of such date Sections 4.02(a) and (b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse the Issuing Bank, to such Lenders and the Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Upon satisfaction of the conditions specified in Sections 4.01 and 4.02 on the Effective Date, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Restricted Subsidiary so long as the Borrower and such Restricted Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank (except that the Issuing Bank in respect of Existing Letters of Credit shall not issue additional Letters of Credit and, unless agreed by it, shall not be required to amend, renew or extend an Existing Letter of Credit) and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the day that is one Business Day after the date on which the Borrower has received notice of such LC Disbursement, provided that, if such LC Disbursement is not less than $1,000,000 the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing

Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or wilful misconduct.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Notwithstanding the foregoing, no Borrowing may be made, converted into or continued as a Eurodollar Borrowing having an Interest Period in excess of one month prior to the date that is 30 days after the Effective Date. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures (excluding, in the case of any termination of the Revolving Commitments, the portion of the Revolving Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to such Letters of Credit and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested and that remain outstanding on the date of such Revolving Borrowing.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the

Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably satisfactory to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
December 31, 2007	$1,000,000
March 31, 2008	$1,000,000
June 30, 2008	$1,000,000
September 30, 2008	$1,000,000
December 31, 2008	$1,000,000
March 31, 2009	$1,000,000
June 30, 2009	$1,000,000
September 30, 2009	$1,000,000
December 31, 2009	$1,000,000
March 31, 2010	$1,000,000
June 30, 2010	$1,000,000
September 30, 2010	$1,000,000
December 31, 2010	$1,000,000
March 31, 2011	$1,000,000
June 30, 2011	$1,000,000
September 30, 2011	$1,000,000
December 31, 2011	$1,000,000
March 31, 2012	$1,000,000

Date	Amount
June 30, 2012	$1,000,000
September 30, 2012	$1,000,000
December 31, 2012	$1,000,000
March 31, 2013	$1,000,000
June 30, 2013	$94,000,000
September 30, 2013	$94,000,000
December 31, 2013	$94,000,000
March 31, 2014	$94,000,000
Tranche B Maturity Date	$2,000,000

(b) To the extent not previously paid all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(c) Any prepayment of a Term Borrowing of any Class shall be applied (i) in the case of prepayments made pursuant to Section 2.11(a), to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section or, except as otherwise provided in any Incremental Facility Amendment, pursuant to the corresponding section of such Incremental Facility Amendment, as directed by the Borrower, and (ii) in the case of prepayments made pursuant to Sections 2.11(c) and (d), to reduce the subsequent scheduled prepayments of the Term Borrowings of such Class to be made pursuant to this Section or, except as otherwise provided in any Incremental Facility Amendment, pursuant to the corresponding section of such Incremental Facility Amendment, in direct order of maturity to the scheduled repayments. If the initial aggregate amount of the Lenders’ Tranche B Commitments exceeds the aggregate principal amount of Tranche B Term Loans that are made on the Effective Date, then the scheduled repayments of Tranche B Term Borrowings to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess.

(d) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued and unpaid interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section. All voluntary prepayments of Term Borrowings (as well as any mandatory prepayment of Term Borrowings effected pursuant to Section 2.11(c) in respect of any event described in clause (c) of the definition of the term “Prepayment Event”) effected (i) prior to the first anniversary of the Effective Date shall be accompanied by a prepayment fee equal to 3.00% of the aggregate principal amount of such prepayments, (ii) on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date shall be accompanied by a prepayment fee equal to 2.00% of the aggregate principal amount of such prepayments and (iii) on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayments.

(b) In the event and on such occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if (i) the Borrower and the Restricted Subsidiaries apply (or commit to apply) the Net Proceeds from such event (or a portion thereof) within 15 months after receipt of such Net Proceeds and at a time when no Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower or any Restricted Subsidiary and (ii) the Borrower has delivered to the Administrative Agent within five Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied (or committed to be applied) by the end of such 15-month period (or if committed to be so applied within such 15-month period, have not been so applied within 180 days after the end of such 15-month period after receipt), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied (or committed to be applied).

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending May 30, 2008, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year, provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.11(a) during such fiscal year (except to the extent such prepayment is financed by the incurrence of other Indebtedness). Each prepayment pursuant to this paragraph shall be made on or before the date that is 90 days after the end of such fiscal year.

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche B Term Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class, pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class, provided that any Tranche B Lender (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, any Lender that holds Incremental Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loans or Incremental Term Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined) (any such Lender, a “Declining Lender”), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B Term Loans or Incremental Term Loans of any such Class but was so declined shall be (i) applied to prepay Tranche B Term Loans or Incremental Term Loans of any such Class in accordance with this paragraph (e) (but solely in respect of the Term Loans of those Lenders that are not Declining Lenders and without giving further operation to this clause (i)) and (ii) to the extent of any amounts remaining after application pursuant to this provision, retained by the Borrower.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a prepayment notice delivered by the Borrower in respect of any voluntary prepayment of Term Loans pursuant to Section 2.11(a) may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.13 and any prepayment fees required by Section 2.11(a).

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances. The Administrative Agent shall calculate such fees and notify the Borrower of the amounts so payable prior to the date thereof and, in any event, not later than 5:00 p.m., New York City time, on the day immediately prior to the date on which such fees are due.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, the Borrower will have no obligations under this Section 2.15 with respect to increased costs resulting from (i) any Indemnified Taxes or Other Taxes (as to which Section 2.17 shall govern) or (ii) changes in the rate or basis of imposition of any Excluded Taxes.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the

Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense, if any, attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. For the avoidance of doubt, the Borrower shall be entitled to deduct and withhold from any payment under any Loan Document the amount of any Excluded Taxes required to be deducted and withheld under applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall provide the Borrower and the Administrative Agent, upon becoming a party to any Loan Document, upon any change in the applicable withholding Tax rate and at such other time or times as prescribed by applicable law, with information sufficient for the Borrower to fulfill its obligations to withhold and pay over any Taxes under applicable law (the “Borrower’s Withholding Tax Obligations”), including its name and current address, the names and addresses of its beneficial owners (if relevant to the Borrower’s Withholding Tax Obligations) and its social security number, employer identification number or other identifying number (and those of its beneficial owners if relevant to the Borrower’s Withholding Tax Obligations). Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower or Administrative Agent, as the case may be, advising it of the availability of such exemption or reduction and supplying all applicable documentation. Each recipient of any payment under any Loan Document that is a “United States person” shall deliver to the Borrower (with a copy to the Administrative Agent) two duly signed completed copies of IRS Form W-9. If such recipient fails to deliver such forms, then the Borrower shall be entitled to withhold from any payment to such recipient an amount equivalent to the applicable backup withholding Tax imposed by the Code, and such amount shall be included in the definition of the term “Excluded Taxes”.

(f) If the Administrative Agent, the Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, the Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it under any

Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued and unpaid interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued and unpaid interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Extensions of Credit. (a) At any time and from time to time prior to the Tranche B Maturity Date (or, in the case of any Revolving Commitment Increase, during the Revolving Availability Period), subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with the Incremental Term Loans, the “Incremental Extensions of Credit”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom and (B) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (A) above. Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Extensions of Credit shall not exceed $25,000,000. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an integral multiple of $5,000,000 and be in an aggregate principal amount that is not less than $5,000,000, provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Extensions of Credit set forth above.

(b) The Incremental Term Loans (i) shall rank pari passu or junior in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Tranche B Term Loans, (ii) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Tranche B Term Loans and (iii) other than amortization, pricing or maturity date, shall have the same terms as the Tranche B Term Loans or such other terms reasonably satisfactory to the Administrative Agent, provided that (A) any Incremental Term Loan shall not have a final maturity date earlier than the Tranche B Maturity Date, and (B) any Incremental Term Loan shall not have a weighted average life that is shorter than the weighted average life of the then-remaining Tranche B Term Loans.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Extensions of Credit shall be reasonably satisfactory to the Borrower and the Administrative Agent (and, in the case of any Revolving Commitment Increase, the Issuing Bank) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Extension of Credit, unless it so agrees. Commitments in respect of any Incremental Extension of Credit shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of any Incremental Extensions of Credit will be used only for working capital or other general corporate purposes.

(d) Upon each Revolving Commitment Increase pursuant to this Section, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender providing a portion of such Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage and (ii) if, on the date of such Revolving Commitment Increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such Revolving Commitment Increase), which prepayment shall be accompanied by accrued and unpaid interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Subsidiaries (a) is duly organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization (except, in the case of Subsidiaries that are not Loan Parties, where the failure to so be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), (b) has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions to which it is a party and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and to the extent such concept is applicable in the relevant jurisdiction, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action on the part of such Loan Party and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such other Loan Party (as the case may be), enforceable against the Borrower or such other Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) the filing of the certificate of merger with the Secretary of State of Delaware to effect the Merger and (iii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (c) except as set forth on Schedule 3.03 of the Disclosure Letter, will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment (other than payments contemplated by the Investment Documents and the Loan Documents) to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows as of and for the three most-recent fiscal years ended June 1, 2007, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) its condensed consolidated balance sheet and its condensed consolidated statements of operations and cash flows for the three months ended August 31, 2007, and August 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied (except as otherwise described in the notes to such financial statements), subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of June 1, 2007, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower to be reasonable), (ii) is based on the best information available to the Borrower after due inquiry, (iii) accurately reflects in all material respects all adjustments necessary to give effect to the Transactions in accordance with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and (iv) presents fairly, in all material respects, the pro forma financial position (in accordance with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended) of the Borrower and the Subsidiaries as of June 1, 2007, as if the Transactions had occurred on such date.

(c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum or the Disclosure Letter, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

(d) Solely for purposes of any credit event hereunder following the Effective Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since June 1, 2007.

SECTION 3.05. Properties. (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes and Liens permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries owns, or licenses pursuant to a valid and enforceable written agreement, or, solely in the case of Intellectual Property or Software in respect of open-source software, has a right to use, all Intellectual Property and Software necessary for the operation and conduct of their businesses as currently conducted and, to the knowledge of the Borrower or any Subsidiary, the operation and conduct of the businesses of the Borrower and the Subsidiaries (including the use or practice of any Intellectual Property and Software therein) does not infringe, misappropriate or dilute any Intellectual Property owned by any other Person, except for such infringements, misappropriations or dilutions that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no other Person has contested in writing any right, title or interest of the Borrower or any Subsidiary in or relating to any Intellectual Property or Software or challenged in writing the ownership, use, validity or enforceability of any material Intellectual Property owned by the Borrower or any Subsidiary (including the use, validity or enforceability of any licenses to any Intellectual Property held by the Borrower or any Subsidiary), except any such contest or challenge that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, except as otherwise disclosed in the Borrower’s filings with the SEC made prior to the Effective Date, there are no pending (or threatened in writing) actions, investigations, suits, proceedings or orders with respect to any such infringement, misappropriation or dilution or any other violation, impairment, contest or challenge in writing relating to Intellectual Property, in each case that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no judgment or order regarding any such infringement, misappropriation, dilution, violation, impairment, contest or challenge has been rendered by any competent Governmental Authority, no settlement agreement or similar contract has been entered into by the Borrower or any Subsidiary with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge wherein such settlement agreement or similar contract would materially impact the operation and conduct of the business of the Borrower and the Subsidiaries in a negative manner or otherwise result in a Material Adverse Effect. To the knowledge of the Borrower or any Subsidiary, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property of the Borrower or any Subsidiary, except for such infringements, misappropriations, dilutions, violations or other impairments that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05(c) of the Disclosure Letter sets forth the address of each real property that is owned or leased by the Borrower or any Subsidiary Loan Party as of the Effective Date after giving effect to the Transactions.

(d) Except for purchase contracts entered into in connection with sales, transfers or other dispositions of Mortgaged Property permitted pursuant to Section 6.05, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or, as of the date hereof, the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any events, facts or circumstances that could reasonable be expected to result in any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) except as contemplated by Schedule 3.03 to the Disclosure Letter, all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (a) and (b) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all assessed Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor and the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.

Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (including reports delivered by the Borrower pursuant to Section 5.01) (as modified or supplemented by other information so furnished or, prior to the date hereof, filed with the SEC), when taken as a whole and together with the Borrower’s filings with the SEC prior to the date hereof, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that such projections may vary from actual results and such variances may be material).

SECTION 3.12. Subsidiaries. Schedule 3.12 of the Disclosure Letter sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.13. Insurance. As of the Effective Date, all premiums due and payable in respect of insurance maintained by the Borrower and the Subsidiaries have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (a) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except to the extent that any such violation, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to so pay or accrue could not reasonably be expected to result in a Material Adverse Effect. There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16. Federal Reserve Regulations. (a) None of the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.17. Security Interests. (a) Valid Liens. Each Security Document, when executed and delivered by the applicable Loan Parties, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral of such Loan Parties described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate (or, in the case of any Security Document executed and delivered after the date hereof in accordance with the provisions of Sections 5.11 and 5.12, when financing statements and other filings in appropriate form are filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12) and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral consisting of Equity Interests or Indebtedness to be pledged to the Administrative Agent pursuant to the Collateral and Guarantee Requirement, the Liens created by such Security Document shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or possession or control, as applicable, in each case subject to no Liens other than Liens permitted hereunder. The Liens on, and security interests in, the Collateral are prior to any other Lien on any of the Collateral, other than (A) Permitted Encumbrances and other Liens under Section 6.02, in each case that would have priority as a matter of law and (B) Liens permitted under clauses (iii), (iv) and (v) of Section 6.02.

(b) PTO Filing; Copyright Office Filing. When the Collateral Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office and a financing statement in appropriate form is filed in the appropriate filing offices as contemplated by Section 3.17(a), the Liens created by the Collateral Agreement shall, to the extent allowed by law, constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in Patents and Trademarks (each as defined in the Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Collateral Agreement) registered or applied for with the United States Copyright Office, as the case may be, and listed in the Disclosure Letter or the short-form of the Collateral Agreement so filed with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, in each case subject to no Liens other than Liens permitted hereunder (it being understood that, and the foregoing is qualified by the fact that, subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Effective Date or listed in the Disclosure Letter following the finalization thereof after the Effective Date as contemplated by the Collateral Agreement).

(c) Mortgages. Each Mortgage, when executed and delivered by the applicable Loan Party, is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable first-priority Liens on, and security interests in, all of such Loan Party’s right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances or other Liens acceptable to the Administrative Agent, and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12, such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the

Effective Date) of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Borrower and the Subsidiaries, in the form mutually agreed to by such counsel and the Administrative Agent and attached hereto as Exhibit B. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f) Subject to the last paragraph of this Section 4.01, the Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or chief legal officer of the Borrower, together with all attachments contemplated thereby (it being understood and agreed (and this condition is qualified by the fact) that the Borrower shall have until the date that is 60 days after the Effective Date to finalize Schedule II to the Disclosure Letter and Schedule 11 to the Perfection Certificate), including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of June 1, 2007, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.

(i) The Lenders shall have received (i) audited consolidated balance sheets and consolidated statements of income, stockholders’ equity and cash flows of the Borrower as of and for the three most recently completed fiscal years ended June 1, 2007, and the related notes thereto, accompanied by a true and correct copy of the reports thereon by Deloitte & Touche LLP, independent public accountants, and (ii) unaudited condensed consolidated balance sheet and condensed consolidated statements of operations and cash flows of the Borrower for the three months ended August 31, 2007, and August 31, 2006, prepared in accordance with GAAP consistently applied (subject to year-end audit adjustments and the absence of footnotes) and certified by a Financial Officer, which financial statements described in clauses (i) and (ii) shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

(j) The Transactions shall have been consummated or shall be consummated substantially simultaneously with the initial funding of Loans on the Effective Date in accordance with applicable law, the Investment Agreement and all other related documentation (without giving effect to any amendments or waivers to or of such documents that are material and adverse to the Lenders, without the consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed)). The Administrative Agent shall have received copies of the Investment Agreement and all other material documents delivered thereunder, certified by a Financial Officer as being complete and correct. It is understood and agreed that, for purposes of this paragraph (j), the Merger shall be deemed to have been consummated substantially simultaneously with the initial funding of Loans on the Effective Date so long as the certificate of merger in respect of the Merger is filed by the Borrower with the Secretary of State of the State of Delaware promptly following the initial funding of Loans and the Merger becomes effective no later than 11:59 p.m., New York City time, on the date of such initial funding, provided that, if the effective time of the Merger as provided in such certificate of merger is other than 4:00 p.m., New York City time, on the date of such initial funding, or if such certificate of merger is otherwise amended to provide that the effective time of the Merger occurs at a time other than 4:00 p.m., New York City time, on the date of such initial funding, the Borrower shall promptly (and, in any event, prior to 4:00 p.m., New York City time, on the date of such initial funding) notify the Administrative Agent of the effective time of the Merger as set forth in such certificate of merger (or the amendment thereto, as applicable).

(k) All commitments under the Existing Credit Agreement shall have been terminated, and all loans, interest and other amounts accrued or owing thereunder shall have been repaid in full (except that the Existing Letters of Credit shall remain outstanding) and all guarantees and liens granted in respect thereof shall have been released and the terms and conditions of any such release shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received a payoff and release letter with respect to the Existing Credit Agreement in form and substance reasonably satisfactory to the Administrative

Agent. After giving effect to the Transactions, none of the Borrower or any Subsidiary shall have outstanding any shares of preferred stock or Disqualified Equity Interests or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) Indebtedness set forth on Schedule 6.01 of the Disclosure Letter and (iii) the Series B Preferred Stock. The terms and conditions of all Indebtedness to remain outstanding after the Effective Date (including terms and conditions relating to interest rates, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) shall be satisfactory in all respects to the Lenders.

(l) The Equity Contribution shall have been made or, substantially simultaneously with the initial Borrowings hereunder, shall be made in an amount of at least $325,000,000.

(m) The Lenders shall have received a certificate from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Lenders, certifying as to the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

(n) The Joint Bookrunners shall have received all documentation and information as is reasonably requested in writing a reasonable time prior to the Effective Date about the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the information required under the Act.

(o) There shall not have occurred a Company Material Adverse Effect since June 2, 2006 (it being understood and agreed that the Borrower’s condition and results of operation for the portion of the Borrower’s fiscal year ended March 2, 2007, as reported in the Borrower’s filings with the SEC through and including such date (including the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended March 2, 2007) are not indicative of a Company Material Adverse Effect).

(p) The Borrower shall have used commercially reasonable efforts to obtain ratings of the credit facilities made available under this Agreement by S&P and Moody’s not less than 20 days prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on November 30, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Notwithstanding the foregoing, if, after the commercially reasonable efforts of the Borrower to do so, any Lien on the Collateral required to be created and perfected under the Collateral and Guarantee Requirement (other than the pledge and perfection of the Liens on (i) the capital stock of any Domestic Subsidiaries and (ii) other assets with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not so created and/or perfected on the Effective Date (and the creation and/or perfection of such Lien is listed on Schedule 5.14), the creation and/or perfection of such Lien shall be deemed not to be a condition precedent to the Effective Date but shall be required to be satisfied in accordance with Section 5.14.

For purposes of clarity, it is understood and agreed that the funding of the Tranche B Term Loans on the Effective Date shall be directed to a deposit account of the Borrower with JPMorgan Chase Bank, N.A., which deposit account shall be subject to a deposit account control agreement in favor of the Administrative Agent in a form reasonably satisfactory to the Administrative Agent. Such deposit account control agreement shall provide, among other things, that the Borrower shall not be permitted to withdraw the proceeds of the Tranche B Term Loans until such time as the Merger has become effective.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend (to the extent the amendment has the effect of increasing the amount of the applicable Letter of Credit), renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents (other than, on the Effective Date, the representation and warranty set forth in Section 3.04(d)) that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date), provided that, solely with respect to the initial Borrowings to be made on the Effective Date, the representations and warranties required to be true and correct (or true and correct in all material respects, as the case may be) as of the Effective Date shall be limited to (i) the representations and warranties in respect of the Borrower and the Subsidiaries set forth in Article III of the Investment Agreement that are material to the interests of the Lenders (it being understood that the inaccuracy of any such representation and warranty shall result in the failure to meet this condition only to the extent that such inaccuracy would also give rise to a termination right in favor of the Sponsor or any of its Affiliates under the Investment Agreement) and (ii) the representations and warranties in respect of the Borrower and the Subsidiaries set forth in Sections 3.01, 3.02, 3.08, 3.16 and, subject to the last paragraph of Section 4.01, 3.17.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment (to the extent such amendment has the effect of increasing the amount of the applicable Letter of Credit), renewal or extension of such Letter of Credit, as the case may be, no Default shall have occurred and be continuing.

(c) With respect to any Borrowing, the Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment (to the extent such amendment has the effect of increasing the amount of the applicable Letter of Credit), renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank, and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to all such Letters of Credit) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (on behalf of each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower (beginning with the Borrower’s 2008 fiscal year), its audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter of the Borrower ending November 30, 2007), its unaudited condensed consolidated balance sheet and unaudited condensed consolidated statements of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and its unaudited condensed consolidated statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer (which certification shall be satisfied by the certification provided in Exhibit 31 to the Borrower’s applicable Quarterly Report on Form 10-Q) as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default exists as of the date of such certificate and, if a Default does exist as of such date, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations, in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending May 30, 2008, of (A) Excess Cash Flow and (B) Cumulative Excess Cash Flow that is Not Otherwise Applied, (iii) certifying as to the calculation of Consolidated EBITDA (determined on a Pro Forma Basis) for the four fiscal quarter period ending on the date of such financial statements, accompanied by reasonably detailed supporting evidence, and (iv) stating whether, to the knowledge of such Financial Officer, any change in GAAP or in the application thereof has occurred since the later of the date of the Borrower’s audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under paragraph (a) above, any accountant’s or management letters delivered to the Borrower by the accounting firm that reported on such financial statements during the fiscal year in respect of which such financial statements relate;

(e) as promptly as practicable but, in any event, not later than 90 days after the commencement of each fiscal year of the Borrower, the final annual financial plan of the Borrower for such fiscal year as presented to the Board of Directors of the Borrower (including a projected consolidated balance sheet and projected consolidated statements of income and cash flows as of the end of and for such fiscal year and setting forth the material underlying assumptions used for purposes of preparing such plan) and, promptly when available, any significant revisions of such plan presented to the Board of Directors of the Borrower;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally, as the case may be;

(g) promptly after the request by the Administrative Agent or any Lender, on and after the effectiveness of the applicable provisions of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(h) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Sections 5.01(a), (b) and (f) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents on the SEC’s website at www.sec.gov or on the Borrower’s website at the address communicated to the Administrative Agent and the Lenders in accordance with Section 9.01 or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or any similar website, if any, to which the Administrative Agent and each Lender has access (whether a commercial, third-party website or whether a website sponsored by the Administrative Agent), provided that the Borrower shall have notified (which notice may be by facsimile or electronic mail and shall be given in accordance with Section 9.01) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Borrower or any Subsidiary, affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other matter (including notice of any Environmental Liability) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of the Borrower setting forth the information required to be set forth in the Perfection Certificate as if the Perfection Certificate were to be delivered as of the date of such certificate (it being understood and agreed that the Borrower shall not be obligated to redeliver any information that was previously delivered pursuant to this paragraph (b) to the extent that such information has not been modified or supplemented) or, if applicable, confirming that there has been no change in such information since the later of the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this paragraph (b).

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (b), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its material obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all of its respective property in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to so keep and maintain such property could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons in engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by the Borrower and (b) all other insurance as may be required by law or any other Loan Document.

SECTION 5.08. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account from which financial statements may be prepared in accordance with GAAP and, in any event, consistent with the Borrower’s (or such Restricted Subsidiary’s, as the case may be) past practice or changes in such practice necessary to meet the requirements of GAAP. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders (or a Lender to the extent such visit or inspection is coordinated through the Administrative Agent) may exercise the rights under this Section 5.08 and the Administrative Agent and the Lenders, collectively, shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense absent the existence of an Event of Default. Notwithstanding anything to the contrary in this Section 5.08 or any other Loan Document, none of the Borrower or any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information (in each case, unless an Event of Default has occurred and is continuing, provided that, in such case, such information shall be available to the Administrative Agent on behalf of the Lenders (or to any Lender to the extent such visit or inspection is coordinated through the Administrative Agent, provided that, in connection with such information, each such Lender shall be subject to customary “clean-room” restrictions that are reasonably satisfactory to each of the Administrative Agent and the Borrower)), (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any Requirement of Law or any binding contractual agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.09. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law, including all Environmental Laws, with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans, together with the proceeds of the Equity Contribution, will be used to consummate the Acquisition and the Existing Indebtedness Refinancing and to pay the Transaction Costs and any financing fees associated with this Agreement. The proceeds of the Revolving Loans and Swingline Loans drawn after the Effective Date will be used only for working capital and other general corporate purposes (including Permitted Acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be used only for working capital and other general corporate purposes.

SECTION 5.11. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date (or if (a) any Foreign Subsidiary is designated as a Subsidiary Loan Party (as contemplated by the definition of the term “Subsidiary Loan Party”) or (b) any Immaterial Subsidiary is redesignated (as contemplated by the definition of the term “Immaterial Subsidiary” and/or the definition of the term “Subsidiary Loan Party”) such that it no longer constitutes an “Immaterial Subsidiary”), the Borrower will, within five Business Days after such Subsidiary is formed or acquired (or any such Subsidiary is so designated or redesignated, as the case may be), notify the

Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party or, in the case of an Immaterial Subsidiary, is required to become a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, in each case within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion) of such formation or acquisition (or such designation or redesignation, as the case may be).

SECTION 5.12. Further Assurances. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $5,000,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement or any Foreign Security Document that become subject to the Lien created by the Collateral Agreement or any such Foreign Security Document upon acquisition thereof, and other than assets that are not required to be pledged to secure the Obligations as provided in Section 4.01(d) of the Collateral Agreement), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Notwithstanding anything herein to the contrary, no Subsidiary shall be required to become a Loan Party, and no Lien on any asset of the Borrower or any Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties shall be created or perfected, to the extent that (i) the cost of such Subsidiary becoming a Loan Party, or the cost of creating or perfecting, as the case may be, the Lien on such asset, is, in the reasonable discretion of the Administrative Agent and the Borrower, excessive in relation to the benefit to Lenders to be afforded thereby, (ii) such Subsidiary becoming a Loan Party, or the creation of a Lien on such asset, would result in adverse tax or accounting consequences as reasonably determined by the Borrower or (iii) the creation of a Lien on such asset would not be required pursuant to the terms of the Collateral Agreement.

SECTION 5.13. Designation of Subsidiaries. The Board of Directors of the Borrower may at any time after the Effective Date designate any Restricted Subsidiary (other than any Restricted Subsidiary that is a Loan Party) as an Unrestricted Subsidiary, provided that (a) immediately before and after any such designation as an Unrestricted Subsidiary, no Default shall have occurred and be continuing or would result therefrom, (b) immediately after giving effect to any such designation as an Unrestricted Subsidiary, either (i) the Borrower would be permitted to incur at least $1.00 of additional Senior Unsecured Debt pursuant to clause (xii) of Section 6.01(a) or (ii) the Senior Leverage Ratio and the Total Leverage Ratio would be equal to or lower than the Senior Leverage Ratio and the Total Leverage Ratio, respectively, immediately prior to such designation (it being understood that as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth in reasonable detail the calculations demonstrating such compliance), and (c) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if (i) such Unrestricted Subsidiary (or any of its Subsidiaries) is a “Restricted Subsidiary” (or any comparable designation) for the purpose of any other Indebtedness of the Borrower or (ii) such Unrestricted Subsidiary has created, incurred, issued, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender in respect thereof has recourse to any of the assets of the Borrower or any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein under Section 6.04(r) at the date of designation in an amount equal to the portion (proportionate to the Borrower’s or the relevant Restricted Subsidiary’s (as applicable) equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time it is designated as an Unrestricted Subsidiary. The Borrower shall notify the Administrative Agent of any such designation by the Board of Directors of the Borrower by promptly filing with the Administrative Agent a copy of the board resolution giving effect to such designation and an officer’s certificate from the principal executive officer of the Borrower or a Financial Officer certifying that such designation complied with the foregoing provisions.

SECTION 5.14. Post-Closing Obligations. The Borrower will, and will cause each Subsidiary to, cause each of the actions described on Schedule 5.14 to be completed within 90 days after the Effective Date.

SECTION 5.15. Subordination Agreement. Not later than the Effective Date, the Borrower will, and will cause each Restricted Subsidiary existing on the Effective Date to, enter into a subordination agreement, substantially in the form of Exhibit E, in respect of intercompany Indebtedness that is required to be subordinated to the Obligations under Sections 6.01(a)(iii) and (iv). The Borrower will cause any Restricted Subsidiary formed or acquired after the Effective Date (or designated as a Restricted Subsidiary after the Effective Date) to promptly execute and deliver a supplement to such subordination agreement in respect of intercompany Indebtedness that is required to be subordinated to the Obligations under Sections 6.01(a)(iii) and (iv).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank, and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to all such Letters of Credit) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 of the Disclosure Letter and extensions, renewals, replacements or refinancings of any such Indebtedness, provided that such extending, renewal, replacement or refinancing Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (B) shall not be in a principal amount (or accreted value, if applicable) that exceeds the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing), (C) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed, replaced or refinanced, (D) shall be subordinated to the Obligations to the extent that and on terms at least as favorable in all material respects to the Secured Parties as the Indebtedness being extended, renewed, replaced or refinanced and (E) shall not have terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions, but excluding financial terms such as interest rates and redemption provisions), taken as a whole, materially less favorable to the Lenders than the terms of the Indebtedness being extended, renewed, replaced or refinanced, taken as a whole;

(iii) Indebtedness of the Borrower to any Restricted Subsidiary and of any Subsidiary to the Borrower or any other Restricted Subsidiary, provided that (A) Indebtedness of any Restricted Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any Restricted Subsidiary and Indebtedness

of any Subsidiary Loan Party to any Restricted Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood and agreed that the terms set forth in the subordination agreement attached as Exhibit E are satisfactory to the Administrative Agent);

(iv) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(ii) or (a)(vi)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Loan Party to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the Senior Unsecured Debt (including any Senior Unsecured Refinancing Indebtedness) or Subordinated Debt (including any Subordinated Refinancing Indebtedness) shall be Guaranteed by any Subsidiary, unless such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement or a Foreign Security Document;

(v) (A) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets (including any replacement thereof, and additions and accessions to such asset and the proceeds and products thereof (and any customary security deposits made in connection therewith)) prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition (or, if applicable, lease) or the completion of such construction, repair, replacement or improvement, and (B) extensions, renewals, replacements and refinancings of any such Indebtedness so long as the outstanding principal amount (or accreted value, if applicable) of such extensions, renewals, replacements and refinancings does not exceed the principal (or accreted value, if applicable) of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such Indebtedness thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing); provided further that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed the greater of (x) $25,000,000 and (y) 2.00% of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each incurrence of Indebtedness pursuant to this clause (v), with such determination remaining in effect until the next such incurrence), in each case at any time outstanding;

(vi) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof (other than by designation as a Restricted Subsidiary pursuant to Section 5.13) or is merged with and into the Borrower or any Restricted Subsidiary, provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or is merged with and into the Borrower or such Restricted Subsidiary, as the case may be, and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or being merged with and into the Borrower or such Restricted Subsidiary, as the case may be, and extensions, renewals, replacements and refinancings of any such Indebtedness so long as the principal amount (or accreted value, if applicable) of such extensions, renewals, replacements and refinancings does not exceed the principal (or accreted value, if applicable) of the Indebtedness being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing); provided further that, immediately after giving effect to such incurrence of Indebtedness pursuant to this clause (vi), either (x) the Borrower would be permitted to incur at least $1.00 of additional Senior Unsecured Debt pursuant to clause (xii) of this Section 6.01(a) or (y) each of the Senior Leverage Ratio and the Total Leverage Ratio would be equal to or lower than the Senior Leverage Ratio and the Total Leverage Ratio, respectively, immediately prior to such incurrence of Indebtedness pursuant to this clause (vi);

(vii) other unsecured Indebtedness in an aggregate principal amount not exceeding $35,000,000 at any time outstanding;

(viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(ix) Indebtedness of the Borrower or any Restricted Subsidiary (including obligations in respect of letters of credit for the benefit of the issuer thereof) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(x) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xi) (A) Subordinated Debt, provided that (1) no Default has occurred and is continuing or would result therefrom and (2) immediately after giving effect to each such incurrence and the application of the proceeds therefrom, the Total Leverage Ratio shall not be greater than 5.00 to 1.00 and the Borrower shall have delivered to the Administrative Agent a certificate of its Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with this clause (2) (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period) and (B) Subordinated Refinancing Indebtedness in respect of Subordinated Debt issued pursuant to clause (A) above or this clause (B);

(xii) (A) Senior Unsecured Debt, provided that (1) no Default has occurred and is continuing or would result therefrom and (2) immediately after giving effect to each such incurrence and the application of the proceeds therefrom, (x) the Senior Leverage Ratio shall not be greater than 3.75 to 1.00 (which ratio shall be reduced to 3.50 to 1.00 on and after the first anniversary of the Effective Date) and (y) the Total Leverage Ratio shall not be greater than 5.00 to 1.00, and the Borrower shall have delivered to the Administrative Agent a certificate of its Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with this clause (2) (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period) and (B) Senior Unsecured Refinancing Indebtedness in respect of Senior Unsecured Debt issued pursuant to clause (A) above or this clause (B);

(xiii) Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $25,000,000 and (y) 2.00% of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each incurrence of Indebtedness pursuant to this clause (xiii), with such determination remaining in effect until the next such incurrence), in each case at any time outstanding;

(xiv) Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days after its incurrence;

(xv) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(xvi) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, directors or employees or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests (or any option, warrant or other right to acquire any Equity Interests) permitted by Section 6.08(a)(iii);

(xvii) customer deposits and advance payments received by the Borrower or any Restricted Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(xviii) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(xix) Indebtedness of the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case issued or created in the ordinary course of business, in an aggregate outstanding amount not to exceed $5,000,000 (which amount shall be increased to $35,000,000 when the Revolving Commitments have expired or been terminated, provided that, at any time on and after the date on which the Revolving Commitments have so expired or been terminated, the aggregate principal amount of Indebtedness permitted under this clause (xix) shall be reduced by the aggregate amount of Letters of Credit outstanding hereunder at such time).

Notwithstanding anything herein to the contrary, Restricted Subsidiaries that are not Loan Parties (including, for the avoidance of doubt, any entity that becomes a Restricted Subsidiary as contemplated by clause (vi) of this Section 6.01(a) but does not become a Loan Party in accordance with Sections 5.11 and 5.12) may not incur Indebtedness under clauses (vi), (vii) or (xiii) of this Section 6.01(a) if, immediately after giving effect to such incurrence and the application of the proceeds therefrom, the aggregate principal amount of Indebtedness of such Restricted Subsidiaries incurred pursuant to clauses (vi), (vii) and (xiii) of this Section 6.01(a), collectively, would exceed $40,000,000.

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests and the Series B Preferred Stock acquired by the Sponsor pursuant to the Investment Agreement.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02 of the Disclosure Letter, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals, replacements and refinancings thereof so long as the principal amount (or accreted value, if applicable) of such extensions, renewals, replacements and refinancings does not exceed the principal amount (or accreted value, if applicable) of the obligations being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary or is merged with and into the Borrower or any Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 5.13) or is merged with and into the Borrower or such Restricted Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary or being merged with and into the Borrower or such Restricted Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary or is merged with and into the Borrower or such Restricted Subsidiary, as the case may be, and extensions, renewals, replacements and refinancings thereof so long as the principal amount (or accreted value, if applicable) of such extensions, renewals, replacements or refinancings does not exceed the principal amount (or accreted value, if applicable) of the obligations being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing);

(v) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred) by the Borrower or any Restricted Subsidiary, as well as any replacement thereof and additions and accessions to such assets and the proceeds and products thereof (and any customary security deposits made in connection therewith), provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (v)(A)

of Section 6.01(a) or to extend, renew, replace or refinance such Indebtedness and permitted by clause (v)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition (or, if applicable, lease) or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (v)(B) of Section 6.01(a) or any Lien securing such Indebtedness), (C) the principal amount of the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset or, in the case of Indebtedness permitted by clause (v)(A) of Section 6.01, its fair market value at the time such security interest attaches (in each case, including any reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such acquisition, construction, repair, replacement or improvement), and in any event, the aggregate principal amount of such Indebtedness does not exceed the greater of (x) $25,000,000 and (y) 2.00% of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each incurrence of Indebtedness made pursuant to Section 6.01(a)(v), with such determination remaining in effect until the next such incurrence), in each case at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction), in each case covering only the items being collected upon;

(vii) Liens representing any interest or title of a licensor, lessor, sublicensor or sublessor under any lease or license permitted by this Agreement;

(viii) Liens attaching to commodity trading accounts or brokerage accounts incurred in the ordinary course of business;

(ix) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such Loan Party;

(x) pledges or deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(xi) Liens representing any interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license, sublease, sublicense or sublease (including the provision of software under an open source license) permitted by this Agreement (so long as any such Lien does not secure any Indebtedness);

(xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiii) Liens on property of any Foreign Subsidiary (other than any Foreign Subsidiary that is a Loan Party) securing Indebtedness of such Foreign Subsidiary permitted to be incurred pursuant to Section 6.01(a);

(xiv) Liens (A) on cash advances in favor of the seller of any property to be acquired in connection with a Permitted Acquisition or any other acquisition by the Borrower or any Restricted Subsidiary permitted hereunder to be applied against the purchase price for the property to be so acquired or (B) consisting of an agreement to sell, transfer or otherwise dispose of property permitted by Section 6.05 (to the extent such Lien is limited to the property to be sold pursuant to such agreement);

(xv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvi) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii) Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any acquisition by the Borrower or any Restricted Subsidiary permitted hereunder;

(xviii) Liens arising from precautionary Uniform Commercial Code financing statement filings solely as a precautionary measure in connection with operating leases or consignment of goods;

(xix) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 6.01(a)(xviii)(A);

(xx) Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds;

(xxi) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(xxii) Liens securing obligations in respect of Swap Agreements permitted pursuant to Section 6.07 to the extent that neither (A) the aggregate outstanding amount of the obligations secured thereby nor (B) the aggregate fair market value of the assets subject thereto exceeds $5,000,000;

(xxiii) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(xxiv) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value of the assets subject thereto exceeds $5,000,000 (which amount shall be increased to $35,000,000 when the Revolving Commitments have expired or been terminated, provided that, at any time on and after the date on which the Revolving Commitments have so expired or been terminated, the aggregate principal amount of Indebtedness and other obligations that may be secured by Liens permitted under this clause (xxiv) shall be reduced by the aggregate amount of Letters of Credit outstanding hereunder at such time); and

(xxv) Liens of the type set forth in clause (c) of the definition of the term “Lien” granted in connection with (A) Cash Equivalents (other than cash), (B) investments permitted under Section 6.04(o) and (C) Equity Interests of any Person (other than any Subsidiary) acquired in accordance with Section 6.04.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and (if any party to such merger or consolidation is a Subsidiary Loan Party) is a Subsidiary Loan Party and (iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary of the Borrower immediately prior to such merger or consolidation shall not be permitted unless also permitted by Sections 6.04 and 6.05.

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Effective Date and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary of the Borrower prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Cash Equivalents;

(b) Permitted Acquisitions, provided that the aggregate purchase price (as reasonably determined by the Borrower) in respect of all Persons acquired pursuant to this clause (b) that do not become Subsidiary Loan Parties (or that are not merged with and into a Subsidiary Loan Party, with the applicable Subsidiary Loan Party as the surviving entity) and of all assets that are not acquired by Loan Parties, in each case which shall be deemed to include (i) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (ii) the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(vi) or otherwise incurred in connection with such Permitted Acquisition, shall not exceed 10.00% (subject to a sublimit, in the case of that portion of the aggregate purchase price paid in cash and/or consisting of the assumption of Indebtedness, of 2.00%) of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each Permitted Acquisition pursuant to this clause (b), with such determination remaining in effect until the next such Permitted Acquisition);

(c) investments existing on the date hereof or pursuant to legally binding written commitments existing on the date hereof, in each case set forth on Schedule 6.04 of the Disclosure Letter, and any modification, renewal or extension thereof, provided that the amount of such investment is not increased from the amount of such investment on the Effective Date;

(d) investments by the Borrower and the Restricted Subsidiaries in Equity Interests of their respective Restricted Subsidiaries, provided that (i) subject to the limitations set forth in the Collateral Agreement and the Collateral and Guarantee Requirement, any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement or any applicable Foreign Security Document and (ii) the aggregate amount of investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed the greater of (x) $50,000,000 and (y) 4.00% of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each investment pursuant to clause (ii) of the proviso to this paragraph (d), loan or advance pursuant to clause (ii) of the proviso to paragraph (e) of this Section or Guarantee pursuant to the proviso to paragraph (f) of this Section, with such determination remaining in effect until the next such investment, loan or advance or Guarantee), in each case at any time outstanding (in each case determined without regard to any write-downs or write-offs) (it being understood and agreed that intercompany charges of expenses (including expenses related to research and development and information technology) made by the Borrower and the Restricted Subsidiaries in the ordinary course of business shall not reduce the baskets set forth in this paragraph (d) to the extent that such intercompany charges do not involve the transfer of cash and/or any other property (other than cash advances in connection therewith that are funded and repaid in the ordinary course of business in a manner consistent with the Borrower’s past practice));

(e) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, provided that (i) subject to the materiality thresholds set forth in the Collateral Agreement, any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement or any applicable Foreign Security Document and (ii) the amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed the greater of (x) $50,000,000 and (y) 4.00% of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each investment pursuant to clause (ii) of the proviso to paragraph (d) of this Section 6.04, loan or advance pursuant to clause (ii) of the proviso to this paragraph (e) or Guarantee pursuant to the proviso to paragraph (f) of this Section, with such determination remaining in effect until the next such investment, loan or advance or Guarantee), in each case at any time outstanding (in each case determined without regard to any write-downs or write-offs) (it being understood and agreed that intercompany charges of expenses (including expenses related to research and development and information technology) made by the Borrower and the Restricted Subsidiaries in the ordinary course of business shall not reduce the baskets set forth in this paragraph (e) to the extent that such intercompany charges do not involve the transfer of cash and/or any other property (other than cash advances in connection therewith that are funded and repaid in the ordinary course of business in a manner consistent with the Borrower’s past practice);

(f) Guarantees of Indebtedness of the Borrower or any Restricted Subsidiary that are permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section) shall not exceed the greater of (x) $50,000,000 and (y) 4.00% of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each investment pursuant to clause (ii) of the proviso to paragraph (d) of this Section 6.04, loan or advance pursuant to clause (ii) of the proviso to paragraph (e) of this Section or Guarantee pursuant to the proviso to this paragraph (f), with such determination remaining in effect until the next such investment, loan or advance or Guarantee), in each case at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(g) loans or advances to employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business of the Borrower or any Restricted Subsidiary not exceeding $10,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(h) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) investments received (i) in connection with the bankruptcy, workout, recapitalization or reorganization of, or the settlement of delinquent accounts and disputes with, customers and suppliers (including investments received in any related foreclosure), in each case in the ordinary course of business or (ii) in compromise or resolution of any litigation, arbitration or other dispute with Persons that are not Affiliates of the Borrower;

(j) investments in the form of Swap Agreements permitted by Section 6.07;

(k) investments of any Person existing at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 5.13) or consolidates or merges with the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l) investments resulting from pledges or deposits described in clause (c), (d) or (h) of the definition of the term “Permitted Encumbrance” and clauses (x), (xiv) and (xvii) of Section 6.02;

(m) investments received in connection with the disposition of any asset permitted by Section 6.05;

(n) receivables or other trade payables owing to the Borrower or any Restricted Subsidiary or other similar extensions of credit by the Borrower or any Restricted Subsidiary, in each case if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(o) investments in (i) senior or preferred classes of pass-through securities registered under the Securities Act of 1933, as amended, not required to be registered pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended, or issued under Rule 144A of the Securities Act of 1933, as amended, and in each case, having an Investment Grade Rating, (ii) readily-marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating, (iii) readily marketable direct obligations issued by the United States government (or any agency thereof), any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating of at least A (or the equivalent thereof) from either Moody’s or S&P (or the equivalent thereof from another nationally-recognized rating agency), (iv) corporate debt securities or preferred stock having an Investment Grade Rating and (v) investments of the type described in the definition of the term “Cash Equivalents” that do not constitute Cash Equivalents due to their maturities or ratings, provided that (A) the outstanding investments made pursuant to this clause (o) shall have, when taken as a whole, an average portfolio duration not to exceed 30 months, (B) the average rating of all outstanding investments made pursuant to this clause (o) shall be Aa3 (or the equivalent thereof) or better by Moody’s or AA- (or the equivalent thereof) or better by S&P and (C) the aggregate amount of investments at any time outstanding made pursuant to this clause (o) in respect of obligations domiciled in any single non-U.S. jurisdiction shall not exceed 20% of all investments made pursuant to this clause (o) outstanding at such time;

(p) asset purchases by the Borrower or any Restricted Subsidiary (including purchases of inventory, supplies and materials) and the licensing or contribution by the Borrower or any Restricted Subsidiary of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(q) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations and Synthetic Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) other investments, loans and advances by the Borrower or any Restricted Subsidiary in an aggregate amount not exceeding the greater of (i)

$25,000,000 and (ii) 2.00% of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each investment, loan or advance pursuant to this clause (r), with such determination remaining in effect until the next such investment, loan or advance) in the aggregate for all such investments, loans or advances made or committed to be made from and after the Effective Date (plus any returns of capital or sale proceeds actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made), as contemplated by the last paragraph of this Section 6.04), provided that such amount shall be increased by the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied if (i) no Default has occurred and is continuing or would result from the applicable investment, loan or advance and (ii) immediately after giving effect to such investment, loan or advance, the Total Leverage Ratio shall not be greater than 2.00 to 1.00 (or, solely in respect of any investment in, or loan or advance to, a Restricted Subsidiary, 3.00 to 1.00) and the Borrower shall have delivered to the Administrative Agent a certificate of its Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with this clause (ii) (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period); and

(s) investments that consist of fundamental changes that are permitted by Section 6.03 (unless any such merger or consolidation involves a Person that is not a wholly-owned Subsidiary of the Borrower immediately prior to such merger or consolidation).

Notwithstanding the foregoing, (i) the aggregate amount of investments at any time outstanding made pursuant to clauses (a) and (o) of this Section 6.04, collectively, in respect of any single issuer (other than the United States government or any agency or instrumentality of the United States and excluding any investment having a maturity of twelve months or less) shall not exceed the lesser of (x) $5,000,000 and (y) 5.00% of the aggregate amount of investments made pursuant to clauses (a) and (o) of this Section 6.04, collectively, outstanding at such time and (ii) no investment may be made, maintained or held pursuant to clause (o) of this Section 6.04 at any time during which the aggregate amount of outstanding investments made pursuant to clause (a) of this Section 6.04 is less than $50,000,000, provided that the Borrower and the Restricted Subsidiaries shall have 10 Business Days to move investments made, maintained or held pursuant to clause (o) to an investment described in clause (a) in order to satisfy the requirements of the foregoing clause (ii).

For purposes of this Section 6.04, each investment shall be valued at cost at the time each such investment is made, shall be net of any returns of capital or sale proceeds actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made) and shall include all related commitments for future investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment).

For purposes of Section 6.04(o), the term “maturity” or “maturities” referenced shall include demand features and options to allow the redemption of capital at a quantifiable price.

SECTION 6.05. Asset Sales. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary in compliance with Section 6.04(d)) (it being understood, for purposes of clarity, that this Section 6.05 shall not limit the issuance by the Borrower of additional Equity Interests to the extent otherwise permitted hereunder), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) obsolete, used or surplus property, (iii) property no longer used or useful in the business of the Borrower or any Restricted Subsidiary or immaterial assets in the ordinary course of business (in each case including allowing any registrations or applications for registrations in respect of any such property consisting of Intellectual Property to lapse or go abandoned) and (iv) cash, Cash Equivalents and other investments permitted under Section 6.04(o), in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Restricted Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of accounts receivable or notes receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (i), (k), (m) or (r) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e) sale and leaseback transactions permitted by Section 6.06;

(f) assignments, leases and subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(g) licenses or sublicenses of Intellectual Property (including the provision of software under open source licenses) in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(i) sales, transfers, leases and other dispositions of property permitted by Section 6.08 and Liens permitted by Section 6.02;

(j) sales, transfers or other dispositions in respect of joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, joint venture parties set forth in the applicable joint venture agreements and similar binding arrangements;

(k) sales, transfers and other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such sale, transfer or disposition are promptly applied to the purchase price of such replacement property (so long as such replacement property is promptly purchased);

(l) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims, in each case in the ordinary course of business;

(m) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(n) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (n) shall not exceed in any fiscal year of the Borrower the greater of (x) $25,000,000 and (y) 2.00% of Total Assets (determined as of the last day of the most-recently ended fiscal quarter of the Borrower prior to each sale, transfer or disposition pursuant to this clause (n), with such determination remaining in effect until the next such sale, transfer or disposition), provided that all sales, transfers, leases and other dispositions permitted hereby shall be made (i) (other than those permitted by clause (b) or (i)) for fair value and (ii) (other than those permitted by clause (b) (unless the disposition is by a Loan Party to a Restricted

Subsidiary that is not a Loan Party), (d), (h), (i) or (k)) for at least 75% cash consideration (or consideration consisting of Cash Equivalents or, solely in the case of a sale, transfer, lease or other disposition of any investment permitted by Section 6.04(o), consideration consisting of other investments permitted by Section 6.04(o)) payable at the time of such sale, transfer or other disposition. For purposes of clause (ii) of the last proviso to Section 6.05, the amount of (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets and from which the Borrower and all Restricted Subsidiaries have been validly released by all applicable creditors in writing and (B) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such sale, transfer or other disposition, in each case shall be deemed to be cash payable at the time of sale, transfer or disposition for purposes of this paragraph and for no other purpose. Solely with respect to sales, dispositions or other transfers consisting of leases, subleases, licenses or sublicenses to third parties, the total payments to be received by the Borrower and the Restricted Subsidiaries under any such lease shall be used as the basis for determining compliance with clause (ii) of the last proviso to this Section 6.05.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for consideration consisting of cash and/or Cash Equivalents in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset, provided that, if such sale and leaseback results in a Capital Lease Obligation or Synthetic Lease Obligation, such Capital Lease Obligation or Synthetic Lease Obligation is permitted by Section 6.01(a)(v) and any Lien made the subject of such Capital Lease Obligation or Synthetic Lease Obligation is permitted by Section 6.02(v).

SECTION 6.07. Swap Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Restricted Subsidiary) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (it being understood and agreed that the Borrower and the Restricted Subsidiaries shall be permitted to agree to pay or make a Restricted Payment, or incur any obligation (contingent or otherwise) to do so, so long as the actual payment or making of such Restricted Payment is contingent upon (x) receipt of the consent therefor (via a waiver or amendment to this Section 6.08(a)) from the requisite number of Lenders in accordance with Section 9.02 or (y) the Commitments having expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document having been paid in full and all Letters of Credit having expired or been terminated (or otherwise having become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank (including in respect of fees that would otherwise be payable in connection with such Letters of Credit pursuant to the terms of this Agreement), and the Issuing Bank having released the Revolving Lenders from their participation obligations with respect to all such Letters of Credit) and all LC Disbursements having been reimbursed), except:

(i) the Restricted Subsidiaries may declare and pay dividends and make other distributions ratably with respect to their Equity Interests;

(ii) the Borrower may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in shares of Qualified Equity Interests;

(iii) the Borrower may make Restricted Payments for the repurchase, retirement or other acquisition or retirement for value of Equity Interests, or options or rights to acquire Equity Interests, of the Borrower held by any future, present or former employee, director or consultant of the Borrower or any of the Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (iii) shall not exceed in any calendar year of the Borrower $3,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years, provided that such carried-over amounts shall not exceed $10,000,000 in the aggregate for the term of this Agreement);

(iv) concurrently with any issuance of Qualified Equity Interests, the Borrower may redeem, purchase or retire any Equity Interests of the Borrower using the proceeds of, or convert or exchange any Equity Interests of the Borrower for, such Qualified Equity Interests;

(v) the Borrower may pay the merger consideration contemplated under the Investment Agreement in respect of the Acquisition (regardless of when paid) and adjust the exercise price of options and the number of shares subject to restricted stock units as contemplated by the Investment Agreement;

(vi) the Borrower or any Restricted Subsidiary may (A) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof (it being understood, for purposes of clarity, that (1) the payment of cash in lieu of fractional Equity Interests as consideration and (2) payments to dissenting stockholders pursuant to applicable law, in each case in connection with a Permitted Acquisition or any other acquisition by the Borrower or a Restricted Subsidiary permitted hereunder shall not constitute a Restricted Payment prohibited by this Section), (B) receive or accept the return to the Borrower or any Restricted Subsidiary of Equity Interests of the Borrower or any Restricted Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims and (C) make payments in the form of Qualified Equity Interests of the Borrower in connection with the conversion of convertible Equity Interests permitted to be issued hereunder (provided that, in connection with any such conversion, the Borrower may make cash payments in lieu of fractional Equity Interests in connection with any such conversion);

(vii) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted under Section 6.03 (other than any such transaction that involves a Person that is not a wholly-owned Subsidiary of the Borrower immediately prior to such transaction), provided that any Restricted Payment made pursuant to this clause (vii) may be made only to the Borrower or to a Restricted Subsidiary that is a wholly-owned Subsidiary of the Borrower;

(viii) the Borrower may make any Restricted Payment in the form of Qualified Equity Interests in connection with the conversion of Series B Preferred Stock or any other convertible securities, in each case permitted to be issued hereunder;

(ix) the Borrower or any Restricted Subsidiary may make repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(x) the Borrower may make any Restricted Payment made in connection with the withholding of Equity Interests of the Borrower or other withholdings to allow any future, present or former employee, director or consultant of the Borrower or any Restricted Subsidiary to meet his or her tax withholding obligations that arise in connection with an award pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement;

(xi) so long as no Default has occurred and is continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the sum of (A) $10,000,000 (less (x) the aggregate amount of prepayments or repayments of Indebtedness made pursuant to clause (iv)(A) of Section 6.08(b) and (y) the aggregate amount of payments made pursuant to clause (xiii)(B) of this Section 6.08(a)) and (B) the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied so long as immediately after giving effect to such Restricted Payment (including the incurrence of any Indebtedness in connection therewith), the Total Leverage Ratio shall not be greater than 2.00 to 1.00 and the Borrower shall have delivered to the Administrative Agent a certificate of its Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with the Total Leverage Ratio test set forth in this clause (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period);

(xii) the Borrower may effect the certificate of designation in respect of the Series B Preferred Stock (it being understood and agreed that this clause (xii) shall not permit the Borrower to make any Restricted Payments under such certificate of designation or otherwise in respect of the Series B Preferred Stock);

(xiii) the Borrower may (A) issue non-cash rights to the extent distributed in connection with any stockholder rights plan of the Borrower and (B) purchase, repurchase or otherwise acquire for value any non-cash rights distributed in connection with any stockholder rights plan of the Borrower, provided that the aggregate amount of payments made pursuant to this clause (xiii)(B) shall not exceed $500,000 for the term of this Agreement; and

(xiv) the Borrower may accrue dividends in respect of its Series A Preferred Stock and Series B Preferred Stock (it being understood and agreed that this clause (xiv) shall not permit the Borrower to make any Restricted Payments in respect of such Series A Preferred Stock or Series B Preferred Stock, as the case may be).

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness under any Subordinated Debt Document or any other Indebtedness required to be subordinated to the Obligations pursuant to the terms hereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing (it being understood and agreed that (1) in determining whether any payment by the Borrower or a Restricted Subsidiary would qualify as a payment that has a substantially similar effect to any of the foregoing, the Borrower shall be permitted to consult with the Administrative Agent prior to the making of any such payment and request that the Administrative Agent make a determination as to whether such payment would be deemed to be restricted by this Section 6.08(b), and the good faith determination of the Administrative Agent in that regard shall be definitive and (2) the Borrower and the Restricted Subsidiaries shall be permitted to agree to pay or make any such payment or other distribution so long as the actual payment or making of such payment or distribution is contingent upon (x) receipt of the consent therefor (via a waiver or amendment to this Section 6.08(b)) from the requisite number of Lenders in accordance with Section 9.02 or (y) the Commitments having expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document having been paid in full and all Letters of Credit having expired or been terminated (or otherwise having become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank (including in respect of fees that would otherwise be payable in connection with such Letters of Credit pursuant to the terms of this Agreement), and the Issuing Bank having released the Revolving Lenders from their participation obligations with respect to all such Letters of Credit) and all LC Disbursements having been reimbursed), except:

(i) payment of regularly scheduled interest and principal (or accreted value, if applicable) payments as, in the form of payment and when due in respect of any such Indebtedness, other than payments in respect of any such Indebtedness prohibited by the subordination provisions thereof;

(ii) refinancings of any such Indebtedness to the extent permitted by Section 6.01;

(iii) the consummation of the Existing Indebtedness Refinancing;

(iv) so long as no Default has occurred and is continuing, repayments or prepayments of any such Indebtedness in an aggregate amount not to exceed the sum of (A) $10,000,000 (less (x) the aggregate amount of Restricted Payments made pursuant to clause (xi)(A) of Section 6.08(a) and (y) the aggregate amount of payments made pursuant to clause (xiii)(B) of Section 6.08(a)) and (B) the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied so long as immediately after giving effect to such repayment or prepayment (including the incurrence of any Indebtedness in connection therewith), the Total Leverage Ratio shall not be greater than 2.00 to 1.00 and the Borrower shall have delivered to the Administrative Agent a certificate of its Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with the Total Leverage Ratio test set forth in this clause (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period);

(v) payments of Indebtedness permitted under Section 6.01(a)(iii), except to the extent that any such payments are prohibited by the subordination provisions thereof; and

(vi) payments in the form of Qualified Equity Interests in connection with the conversion of convertible Indebtedness permitted to be incurred hereunder.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Restricted Subsidiaries not involving any other Affiliate, provided that, in connection with any transaction between a Loan Party and a Restricted Subsidiary that is not a Loan Party, the Borrower reasonably believes that such transaction is at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (c) loans or advances to employees permitted under Section 6.04(g), (d) payroll, travel, moving and similar advances to cover matters permitted under Section 6.04(h), (e) any contribution to the capital of the Borrower by the Sponsor or any purchase of Equity Interests in the Borrower by the Sponsor not prohibited by this Agreement, (f) the payment of reasonable fees to, and the reimbursement of reasonable out-of-pocket expenses (to the extent incurred in any such Person’s capacity as a director) of, directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation, severance and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Restricted Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors (or a committee thereof), (h) employment and severance arrangements or similar arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof, provided that (i) in the case of any such arrangement entered into with an employee of the Borrower, such arrangement shall have been approved by the Borrower’s board of directors (or a committee thereof), (ii) in the case of any such arrangement entered into with an employee of any other Loan Party (other than any such employee that is also an employee of the Borrower (in which case subclause (i) of this clause (h) would apply)) that could result in cash payments to such employee in excess of $500,000, such arrangement shall have been approved by the Borrower’s board of directors (or a committee thereof) and (iii) in the case of any such arrangement entered into with an employee of a Restricted Subsidiary that is not a Loan Party (other than any such employee that is also an employee of the Borrower (in which case subclause (i) of this clause (h) would apply) or any other Loan Party (in which case subclause (ii) of this clause (h) would apply)) that could result in cash payments to such employee in excess of $1,000,000, such arrangement shall have been approved by the Borrower’s board of directors (or a committee thereof) (it being understood, for purposes of clarity, that the term “employee” as used in this clause (h) shall refer only to such employees that are Affiliates of the Borrower or the applicable Restricted Subsidiary, as the case may be), (i) any Restricted Payment permitted by Section 6.08 (other than clause (vii) of Section 6.08(a)), (j) the payment of the Transaction Costs and (k) the performance by the Borrower of (i) the obligations of the Borrower under the certificate of designation in respect of the Series B Preferred Stock and (ii) each of the Registration Rights Agreement and the Stockholders’ Agreement entered into pursuant to the Investment Agreement.

SECTION 6.10. Restrictive Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) any Requirement of Law or (B) any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.10 of the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (or other secured obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets permitted to secure such Indebtedness (or such other obligations, as the case may be) as provided herein (or in the Disclosure Letter) and the products and proceeds thereof, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof or the subletting of the premises subject to any such lease, (vi) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers of the Borrower or any Restricted Subsidiary under contracts entered into in the ordinary course of business, (vii) the foregoing shall not apply to restrictions (A) set forth in any instrument or agreement governing the terms of Indebtedness permitted under Section 6.01(a)(vi) or (B) that are binding on a non-Loan Party Restricted Subsidiary at the time such Person first becomes a Restricted Subsidiary or any assets acquired by a non-Loan Party Restricted Subsidiary at the time such assets are acquired, in the case of each of clauses (A) and (B), so long as such restrictions were not created in contemplation of such Person becoming a Restricted Subsidiary or the acquisition of such assets and apply only to the assets of such Restricted Subsidiary or such assets so acquired, as the case may be, (viii) the foregoing shall not apply to restrictions arising in connection with the incurrence of Indebtedness permitted under Section 6.01 by any Restricted Subsidiary that is not a Loan Party, (ix) the foregoing shall not apply to restrictions constituting customary provisions in joint venture agreements or similar arrangements permitted under this Agreement (so long as such restrictions apply only to the assets of the applicable joint venture or other Person that is the subject of such arrangement), (x) the foregoing shall not apply to restrictions under arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives (so long as such restrictions apply only to the assets of such Foreign Subsidiary) and (xi) clause (b) of the foregoing shall not apply to restrictions contained in the certificate of designation for the Series B Preferred Stock.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, by-laws or other organizational documents (including any certificate of designation in respect of preferred Equity Interests of the Borrower or any Restricted Subsidiary), (b) any Investment Document and (c) any Subordinated Debt Documents, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders.

SECTION 6.12. Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year to end on a day other than the Friday nearest May 31 nor (b) change its method of determining fiscal quarters.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.10 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document on its part to be observed or performed (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (in the case of an interest or any other payment in respect of any Material Indebtedness, after giving effect to any applicable grace period in the applicable instrument or agreement under which such Material Indebtedness was created);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied or failed to acknowledge coverage thereof) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) Liens purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, valid and perfected Liens on Collateral with an aggregate fair value in excess of $20,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto;

(o) the Guarantees of the Loan Document Obligations by the Borrower and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(p) a Change in Control shall occur; or

(q) the Merger shall not have become effective at or prior to 11:59 p.m., New York City time, on the date on which the Loans are initially funded hereunder,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h), (i) or (q) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including any prepayment fees that would have been payable under Section 2.11(a) if the principal of the Loans to become due and payable pursuant to this clause (ii) were voluntarily prepaid by the Borrower pursuant to such Section 2.11(a)) and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law. In case of any event with respect to the Borrower described in paragraph (h), (i) or (q) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees (including any prepayment fees that would have been payable under Section 2.11(a) if the principal of the Loans to become due and payable pursuant to this sentence were voluntarily prepaid by the Borrower pursuant to such Section 2.11(a)) and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default or Event of Default has occurred under paragraph (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that (a) did not, as of the last day of the fiscal quarter of the Borrower most-recently ended, have assets with a fair market value equal to or greater than 5.00% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP, and (b) did not have revenues during the four fiscal quarter period of the Borrower most-recently ended equal to or greater than 5.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such four fiscal quarter period, based on the consolidated income statements of the Borrower for such four fiscal quarter period prepared in accordance with GAAP, provided that if it is necessary to exclude more than one Restricted Subsidiary from paragraph (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default or an Event of Default, the aggregate fair market value of the assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 10.00% of the consolidated assets of the Borrower and the Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP, and the aggregate revenues of all such excluded Restricted Subsidiaries for such four fiscal quarter period may not exceed 10.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such four fiscal quarter period, based on the consolidated income statements of the Borrower for such four fiscal quarter period prepared in accordance with GAAP.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with and, unless a Default has occurred and is continuing, subject to the approval of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, in consultation with and, unless a Default has occurred and is continuing, subject to the approval of the Borrower, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

Notwithstanding anything herein to the contrary, none of Syndication Agent, the Joint Bookrunners or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 950 W. Maude Avenue, Sunnyvale, California 94085, Attention of Chief Financial Officer (Telecopy No.: (408) 617-0145);

(b) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Maria Arredondo (Telecopy No.: (713) 750-2358) (email: maria.arredondo@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 4 New York Plaza, 4th Floor, New York, New York 10004-2413, Attention of Linda Wisnieski (Telecopy No.: (212) 623-1310) (email: linda.wisnieski@ jpmorgan.com), and with a copy to JPMorgan, 560 Mission Street, San Francisco, California 94105-2907, Attention of William Rindfuss (Telecopy No.: (415) 315-8586) (email: william.rindfuss@jpmorgan.com);

(c) if to an Issuing Bank or Swingline Lender other than the Administrative Agent, to it at the address or facsimile number set forth separately in writing and delivered to the Borrower and the Administrative Agent;

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt by such party

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or

Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the date hereof), (vi) release any material Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, (ix) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (x) change the rights of the Tranche B Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Incremental Facility Amendment, without the written consent of Tranche B Lenders or Additional Lenders of such Class, as applicable, holding a majority of the outstanding Tranche B Term Loans or Term Loans of such Class, as applicable; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) if the terms of any waiver, amendment or modification of any Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v), (viii) or (x) of paragraph (b) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued and unpaid interest and fees) or the Borrower (in the case of all other amounts, including a prepayment fee in an amount equal to the prepayment fee or premium (if any) that would have been payable to such Non-Consenting Lender if the Loans to be assigned by such Non-Consenting Lender pursuant to this Section 9.02(c) were, instead, prepaid by the Borrower on the date of such assignment) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of both the Administrative Agent and the Borrower (each in its sole discretion and without the need to obtain the consent of any other Lender) if such amendment is delivered in order to (i) cure ambiguities or defects of a technical or immaterial nature in this Agreement or the applicable Loan Document or (ii) at any time prior to the date that is 270 days after the Effective Date, address comments to this Agreement or any other Loan Document raised by any Lender (or any other entity that is raising such comments in consideration of becoming a Lender) to the extent that such comments are not adverse to the interests of any other Lender or the Issuing Bank (it being understood and agreed that no amendment to this Agreement or any other Loan Document may be effected pursuant to this clause (ii) to the extent that such amendment would otherwise be subject to the restrictions set forth in the first or second proviso of paragraph (b) to this Section 9.02).

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), except as otherwise mutually agreed by the Administrative Agent and the Borrower, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable fees, charges and disbursements of one counsel for all the Indemnitees (except, in the case where there is an actual or perceived divergent or conflicting interest between any Indemnitee, on the one hand, and the other Indemnitees, on the other hand, where such Indemnitee has informed the Borrower of such divergent or conflicting interest and, after receipt of the Borrower’s consent (which shall not be unreasonably withheld or delayed), has retained its own counsel, the reasonable fees, charges and disbursements of such other counsel shall be indemnified pursuant to this paragraph (b)), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee or any of its Related Parties, a material breach of the Loan Documents by such Indemnitee or any of its Related Parties or any dispute between or among any Indemnitees and their respective Related Parties (other than in respect of any suit, claim or other proceeding brought by an Indemnitee or any of its Related Parties against the Administrative Agent).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor is made on the Borrower.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default with respect to the Borrower described in Section 7.01(a), (h) or (i) has occurred and is continuing, any other assignee, (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (C) the Issuing Bank and (D) the Swingline Lender, provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 (and, in each case, in increments of $1,000,000 in excess thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if prior to the applicable assignment it was not a Lender, shall deliver to the

Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For purposes of paragraph (b) of this Section, the term “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent as to such terms. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to any of the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) on a need-to-know basis, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV, provided that, to the extent practicable and not prohibited by law, such SPV shall use commercially reasonable efforts to notify the Borrower prior to any such disclosure.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than contingent obligations not yet due and payable) is outstanding and unpaid or any Letter of Credit is outstanding (unless all such Letters of Credit have become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank (including in respect of fees that would otherwise be payable in connection with such Letters of Credit pursuant to the terms of this Agreement) and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to all such Letters of Credit) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and the Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) on a need-to-know basis, to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section and such Persons must either be subject to customary confidentiality obligations of professional practice or agree to keep such Information confidential in accordance with this Section (with the disclosing Administrative Agent, Issuing Bank or Lender, as applicable, responsible for such Person’s compliance with this Section)), (ii) to the extent requested by any regulatory authority (in which case such disclosing Person agrees, to the extent practicable and not prohibited by law, to use commercially reasonable efforts to inform the Borrower promptly thereof prior to such disclosure), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing Person agrees, to the extent practicable and not prohibited by law, to use commercially reasonable efforts to inform the Borrower promptly thereof prior to such disclosure), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vi) subject to an agreement containing provisions the same as those of this Section or substantially similar provisions reasonably acceptable to the Borrower, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party and its obligations under the Loan Documents, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, the Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or such Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES, ITS OBLIGATIONS TO THE BORROWER AND THE LOAN PARTIES UNDER THE LOAN DOCUMENTS AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES, ITS OBLIGATIONS TO THE BORROWER AND THE LOAN PARTIES UNDER THE LOAN DOCUMENTS AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15. Disclosure Letter. Each Lender hereby agrees that, for purposes of maintaining the confidentiality of certain trade secrets of the Borrower and the Subsidiaries, access of the Lenders to the list of patent applications of the Borrower and the Subsidiary Loan Parties set forth on each of Schedule II to the Disclosure Letter and Schedule 11 to the Perfection Certificate (including, in each case, any supplement thereto) shall be subject to customary “clean-room” restrictions that are reasonably satisfactory to each of the Administrative Agent and the Borrower.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PALM, INC.,

by	/s/ ANDREW J. BROWN
Name:	Andrew J. Brown
Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender,

by	/s/ WILLIAM P. RINDFUSS
Name:	William P. Rindfuss
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., individually and as Syndication Agent,

by	/s/ ANDREW W. EARLS
Name:	Andrew W. Earls
Title:	Vice President

LENDERS UNDER THE CREDIT AGREEMENT

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF OCTOBER 24, 2007, AMONG PALM, INC., THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY SENIOR FUNDING, INC., AS SYNDICATION AGENT.

Name of Institution:

by
Name:
Title:

by
Name:
Title:

Schedule 1.01(a) – Company Material Adverse Effect

“Company Material Adverse Effect” shall mean any change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that is or would reasonably be expected to be materially adverse to the business, operations, assets (including intangible assets), liabilities, financial condition or results of operations of Palm, Inc. (the “Company”) and its Subsidiaries (for purposes of this definition, as such term is defined in the Investment Agreement), taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (A) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein) and general political conditions in the United States or any other country (or changes therein), in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (B) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein), in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (C) any conditions arising out of acts of terrorism or war, weather conditions or earthquakes to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (D) the announcement of the Investment Agreement or the pendency of the transactions contemplated thereby, including the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction or any other negative development in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, in each case, to the extent resulting from the announcement of the Investment Agreement or the pendency of the transactions contemplated thereby; (E) compliance with the terms of, or the taking of any action required or expressly contemplated by, the Investment Agreement other than Section 5.1(a) thereof, or the failure to take any action in the ordinary course of business prohibited by the Investment Agreement; (F) any actions taken outside of the ordinary course of business at the written request of, or with the written consent of, the Sponsor, or failure to take action, or such other Changes, in each case, to which the Sponsor has approved, consented to or requested; (G) any changes in Law (as such term is defined in the Investment Agreement) or in GAAP (as such term is defined in the Investment Agreement); (H) changes in the Company’s stock price or the trading volume of the

Company’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect); (I) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect); (J) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) related to the Investment Agreement or any of the transactions contemplated thereby; or (K) any announcement or introduction after the date of the Investment Agreement by a third party of products that compete with the Company’s products or an intention to introduce any such competing products and or the announcement or introduction of any product set forth in Section 1.1(n) of the Company Disclosure Schedule (as such term is defined in the Investment Agreement).

Schedule 1.01(b) – Letters of Credit

None.

Schedule 2.01 – Commitments

Revolving Commitments

Lender	Amount
JPMorgan Chase Bank, N.A.	$18,000,000.00
Morgan Stanley Senior Funding, Inc.	12,000,000.00

TOTAL	$30,000,000.00

Tranche B Commitments

Lender	Amount
JPMorgan Chase Bank, N.A.	$240,000,000.00
Morgan Stanley Senior Funding, Inc.	160,000,000.00

TOTAL	$400,000,000.00

Schedule 5.14 – Post Closing Obligations

1.	The Foreign Pledge Agreement and related foreign pledge documents required by the terms of the Credit Agreement and the Collateral Agreement with respect to the pledge of 65% of the shares of Palm Comercio de Aparelhos Eletronicos Ltda. (Brazil)

2.	Control agreements with respect to the accounts of the Grantors required pursuant to Sections 4.04(b) and 4.04(c) of the Collateral Agreement

EXHIBIT A

Exhibit A

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the date set forth below (the “Effective Date”) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of October 24, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Palm, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and Morgan Stanley Senior Funding, Inc., as syndication agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and the Credit Agreement and the laws of the respective jurisdiction of their incorporation, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilities identified below (including any Letters of Credit or Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):	[ ]

2.	Assignee (the “Assignee”):

	(a)	Assignee is an Affiliate of: [Name of Lender]

	(b)	Assignee is an Approved Fund administered or managed by: [Name of Lender] [an Affiliate of [Name of Lender]] [an entity or an Affiliate of an entity that administers or manages [Name of Lender]]

3.	Borrower:	PALM, INC.

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A.

5.	Assigned Interest:

Commitment/Loan Assigned	Aggregate Amount of Assignor’s Commitments and Loans			Amount of Commitments and Loans Assigned			Percentage of Commitments and Loans Assigned[1]
Revolving Commitments/ Loans	$	[	]	$	[	][2]	[	]%
Tranche B Commitments/ Term Loans	$	[	]	$	[	][3]	[	]%

[1]	Set forth to at least nine decimals.
[2]

Except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the Assignor’s Revolving Commitments or Revolving Loans, the amount of the Revolving Commitments or Revolving Loans of the Assignor subject to an assignment (determined as of the date that this Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Borrower and the Administrative Agent otherwise consent.

[3]

Except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the Assignor’s Tranche B Commitments or Tranche B Term Loans, the amount of the Tranche B Commitments or Tranche B Term Loans of the Assignor subject to an assignment (determined as of the date that this Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent.

2

Effective Date: [            ]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures, its obligations to the Borrower and the other Loan Parties under the Loan Documents and applicable laws, including Federal and state securities laws.

3

The terms sets forth in this Assignment and Assumption are hereby agreed:

[ASSIGNOR], as Assignor,

by
Name:
Title:

4

The terms sets forth in this Assignment and Assumption are hereby agreed:

[ASSIGNEE], as Assignee,

by
Name:
Title:

5

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender,

by
Name:
Title:

6

[Consented to:

PALM, INC.,

by
Name:
Title:]

7

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or their Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (b) agrees that it will (i) independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

1

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

2

Exhibit B

Exhibit B

Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

(1)	Each of Borrower, Handspring Corporation and Palm Latin America, Inc. is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Borrower is qualified to do business as a foreign corporation in the State of California.

(2)	Palm Trademark Holding Company, LLC is a limited liability company duly formed and validly existing under the laws of the State of Delaware and is in good standing under such laws.

(3)	Each Credit Party has the corporate or limited liability company, as applicable, power to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations under the Transaction Documents to which it is a party.

(4)	All corporate or limited liability company, as applicable, action on the part of each Credit Party necessary for the authorization, execution and delivery by it of the Transaction Documents to which it is a party, and the performance by such Credit Party of its obligations under the Transaction Documents to which it is a party, has been taken.

(5)	Each of the Transaction Documents has been duly and validly executed and delivered by each Credit Party that is a party thereto and constitutes a valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms.

(6)	Except as set forth in the Disclosure Letter, the execution and delivery by each Credit Party of the Transaction Documents to which it is a party, the undertaking of the covenants set forth in the Transaction Documents by each Credit Party that is a party thereto, and the borrowings by Borrower in accordance with the Credit Agreement and the performance of the payment obligations under the Transaction Documents by each Credit Party that is a party thereto do not (a) violate any provision of the Certificate of Incorporation or Certificate of Formation, as applicable, or Bylaws or Amended and Restated Operating Agreement, as applicable, of each Credit Party, (b) violate any applicable United States federal or New York state law, rule or regulation, the General Corporation Law of the State of Delaware (the “DGCL”) or the Delaware Limited Liability Company Act (the “DLLCA”) known to us to be customarily applicable to transactions of this nature, (c) violate any Reviewed Judgment, or (d) violate or constitute a default under any Reviewed Agreement.

(7)

No consent, approval or authorization of, and no designation, declaration or filing with, any United States federal or New York governmental authority or the State of Delaware under the DGCL or the DLLCA on the part of any Credit Party is required in connection with the valid execution or delivery by each Credit Party of the Transaction Documents to which it is a party and the undertaking by such Credit Party of the covenants set forth in the Transaction Documents to which it is a party or for any borrowings by Borrower of Loans or the performance of the payment obligations under each Transaction Document by each Credit Party which is a party thereto.

(8)	No Credit Party is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(9)	Assuming that Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds, the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(10)	The Collateral Agreement is sufficient to create a valid security interest in favor of Agent in the collateral described therein to the extent a security interest in such collateral may be created under Article 9 of the New York Uniform Commercial Code.

(11)	If a financing statement in the form of each Delaware Financing Statement is communicated to the Delaware Secretary of State by an authorized method of communication and an amount equal to the applicable filing fee is tendered to such filing office, such filing office will have an obligation to accept each such financing statement. Upon acceptance of each Delaware Financing Statement by such filing office, the security interest in the collateral described in both such Delaware Financing Statement and the Collateral Agreement, and for which perfection under Article 9 of the Delaware Uniform Commercial Code (the “Delaware UCC”) may occur by the filing of a UCC-1 financing statement with the Delaware Secretary of State, will be perfected.

(12)	Upon taking delivery in the State of New York of the certificates specified identified on Schedule D hereto (collectively, the “Certificates”), the security interest in the Certificates will be perfected to the extent that the Certificates consist of certificated securities.

Exhibit C

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

October 24, 2007,

among

PALM, INC.,

THE SUBSIDIARIES OF PALM, INC. IDENTIFIED HEREIN,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TABLE OF CONTENTS

Page
ARTICLE I

Definitions

Section 1.01. Credit Agreement	1
Section 1.02. Other Defined Terms	2

ARTICLE II

Guarantee

Section 2.01. Guarantee	6
Section 2.02. Guarantee of Payment	6
Section 2.03. No Limitations	6
Section 2.04. Reinstatement	7
Section 2.05. Agreement To Pay; Subrogation	7
Section 2.06. Information	7

ARTICLE III

Pledge of Securities

Section 3.01. Pledge	8
Section 3.02. Delivery of the Pledged Collateral	8
Section 3.03. Representations, Warranties and Covenants	9
Section 3.04. Certification of Limited Liability Company and Limited Partnership Interests	10
Section 3.05. Registration in Nominee Name; Denominations	10
Section 3.06. Voting Rights; Dividends and Interest	11

ARTICLE IV

Security Interests in Personal Property

Section 4.01. Security Interest	12
Section 4.02. Representations and Warranties	15
Section 4.03. Covenants	17
Section 4.04. Other Actions	21
Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral	23

ARTICLE V

Remedies

Section 5.01. Remedies Upon Default	25
Section 5.02. Application of Proceeds	26
Section 5.03. Grant of License to Use Intellectual Property	27
Section 5.04. Securities Act	27
Section 5.05. Registration	28

ARTICLE VI

Indemnity, Subrogation and Subordination
Section 6.01. Indemnity and Subrogation	29
Section 6.02. Contribution and Subrogation	29
Section 6.03. Subordination	29

ARTICLE VII

Miscellaneous

Section 7.01. Notices	30
Section 7.02. Waivers; Amendment	30
Section 7.03. Administrative Agent’s Fees and Expenses; Indemnification	30
Section 7.04. Successors and Assigns	31
Section 7.05. Survival of Agreement	31
Section 7.06. Counterparts; Effectiveness; Several Agreement; Integration	32
Section 7.07. Severability	32
Section 7.08. Right of Set-Off	32
Section 7.09. Governing Law; Jurisdiction; Consent to Service of Process	33
Section 7.10. WAIVER OF JURY TRIAL	33
Section 7.11. Headings	34
Section 7.12. Security Interest Absolute	34
Section 7.13. Termination or Release	34
Section 7.14. Additional Subsidiaries	35
Section 7.15. Administrative Agent Appointed Attorney-in-Fact	35

Schedules

Schedule I Subsidiary Parties

Exhibits

Exhibit I Form of Supplement
Exhibit II Form of Perfection Certificate

GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of October 24, 2007, among PALM, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower identified herein and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of October 24, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit to the Borrower are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined in this Agreement) and not defined herein have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or hereafter becomes obligated to any Grantor under, with respect to or on account of an Account.

“Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“Bankruptcy Proceeding” means, with respect to any Person, a general assignment by such Person for the benefit of its creditors, or the institution by or against such Person of any proceeding seeking relief as debtor, or seeking to adjudicate such Person as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of such Person or its debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property.

“Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Cash Management Obligations” means, to the extent designated by the Borrower as “Obligations” hereunder (provided that any such obligations owed to the Administrative Agent shall be deemed “Obligations” hereunder), any obligations of any Loan Party in respect of overdrafts and related liabilities owed to a Lender or an Affiliate of a Lender arising from treasury, depository or cash management services.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Collateral Disclosure Letter” means the Disclosure Letter, dated as of the date hereof and addressed to the Administrative Agent, containing certain schedules referenced herein and in the Credit Agreement, as such letter may be updated or supplemented from time to time in accordance with the terms of this Agreement.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any third party any right under any Copyright now or hereafter owned by any Grantor or that such Grantor now or hereafter otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party or that a third party now or hereafter otherwise has the right to license, and all rights of any Grantor under any such agreement.

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“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including, in the case of clauses (a) and (b), those listed on Schedule II to the Collateral Disclosure Letter.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” means the Borrower and the Subsidiary Parties.

“Guarantors” means the Borrower and the Subsidiary Parties (in each case, except with respect to any such Person’s own Obligations).

“Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, Software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party, including those listed on Schedule II to the Collateral Disclosure Letter.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan

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Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Cash Management Obligations and (c) the Secured Swap Obligations.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor now or hereafter otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party or that a third party now or hereafter otherwise has the right to license, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule II to the Collateral Disclosure Letter, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer or the chief legal officer of the Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

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“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Bank, (d) each provider of treasury, depository or cash management services the liabilities in respect of which constitute Obligations, (e) each counterparty to any Swap Agreement with an Loan Party the obligations under which constitute Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement that (a) is in effect on the date hereof with a counterparty that is a Lender or an Affiliate of a Lender as of the date hereof or (b) is entered into after the date hereof with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the date hereof in accordance with Section 7.14.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor now or hereafter otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party or that a third party now or hereafter otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule II to the Collateral Disclosure Letter, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

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ARTICLE II

Guarantee

Section 2.01. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance in full of the Obligations. Each Guarantor further agrees that any of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.

Section 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, impairment of or failure to perfect any Lien held by the Administrative Agent for the payment and performance of the Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Loan Document Obligations (other than contingent obligations not yet accrued and payable)). Each Guarantor expressly authorizes the Administrative Agent, on behalf of the Secured Parties, (A) to take and hold security for the payment and performance of the Obligations, (B) to exchange, waive or release any or all such security (with or without consideration), (C) to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion in accordance with the terms of the Loan Documents or (D) to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

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(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Loan Document Obligations (other than contingent obligations not yet accrued and payable). The Administrative Agent may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party (in each case, in accordance with the terms of this Agreement), without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent all the Loan Document Obligations (other than contingent obligations not yet accrued and payable) have been indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

Section 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise.

Section 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the unpaid amount of such Obligation, to be distributed among such Secured Parties pro rata in accordance with the amounts of such Obligation owed to them on the date of such distribution. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

Section 2.06. Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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ARTICLE III

Pledge of Securities

Section 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby pledges to the Administrative Agent, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a)(i) the shares of capital stock and other Equity Interests owned by it and listed on Schedule I to the Collateral Disclosure Letter, (ii) any shares of capital stock and any other Equity Interests obtained in the future by such Grantor and (iii) the certificates representing all such shares of capital stock and other Equity Interests (the “Pledged Stock”), provided that the Pledged Stock shall not include (A) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, (B) the Equity Interests of Handspring Facility Company, LLC, (C) the Equity Interests of any Immaterial Subsidiary (it being understood and agreed that the Borrower shall not be required to pledge its 1% interest in either Palm Chile Limitada or Palm Colombia Limitada for so long as a majority of the Equity Interests in such Subsidiary is held by a Person that is not a Loan Party) and (D) the Equity Interests of any Subsidiary that is not a wholly-owned Subsidiary if the Borrower reasonably determines that the pledge of such Equity Interests hereunder will materially interfere with its relationship with minority shareholders of such Subsidiary; (b)(i) the debt securities listed opposite the name of such Grantor on Schedule I to the Collateral Disclosure Letter, (ii) any debt securities issued after the date hereof to such Grantor having a face value in excess of $5,000,000 and (iii) the promissory notes and any other instruments evidencing all such debt securities (the “Pledged Debt Securities”); (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

Section 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities.

(b) Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Person (other than Indebtedness with a principal amount of less than $5,000,000) to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent pursuant to the terms hereof.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer or assignment satisfactory to the Administrative Agent and by such other instruments and documents relating to such Pledged Securities as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of transfer or assignment duly executed by the applicable Grantor and

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such other instruments or documents with respect to such Pledged Collateral as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be attached as Schedule I to the Collateral Disclosure Letter and made a part thereof, provided that failure to attach any such schedule thereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) As of the date hereof and as of each date supplemented in accordance with Section 3.02(c), Schedule I to the Collateral Disclosure Letter correctly sets forth the percentage of the issued and outstanding shares (or units or other comparable measure) of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement.

(b) The Pledged Stock and Pledged Debt Securities issued by each Subsidiary (and, to the knowledge of the Grantors, issued by each Person that is not a Subsidiary) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule I to the Collateral Disclosure Letter as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement and Liens permitted under Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement, Liens permitted under Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Liens created by this Agreement and Liens permitted under Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever.

(d) Except for restrictions and limitations imposed by the Loan Documents or applicable law (including securities laws generally), the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.

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(e) Each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated.

(f) No consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect and other than as may be required under the laws of any non-U.S. jurisdiction).

(g) By virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations (subject to any additional actions as may be required under the laws of any non-U.S. jurisdiction in the case of Pledged Securities issued by a non-U.S. Person).

(h) The pledge effected hereby, together with the actions to be taken in connection therewith as contemplated hereby, is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

Section 3.04. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof.

Section 3.05. Registration in Nominee Name; Denominations. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent. Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

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Section 3.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Administrative Agent or the other Secured Parties to exercise the same;

(ii) the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or other consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above; and

(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions or payments paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions or payments are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions or payments that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral (subject to the applicable limitations set forth in Sections 3.01 and 4.01(d)), and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, all rights of any Grantor to dividends, interest, principal or

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other distributions or payments that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions or payments received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, all rights of any Grantor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and other consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of Section 3.06 (i) may be given by telephone to an executive officer of the applicable Grantor if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 3.06 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

Section 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby pledges to the Administrative Agent, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and

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interest in and to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts and money;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all books and records pertaining to the Article 9 Collateral; and

(xi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any Person with respect to any of the foregoing.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

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The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party, provided that any such filing shall be in a form consistent with the filings made with the United States Patent and Trademark Office on the Effective Date (including, unless the Borrower otherwise consents, the filing with respect to each Patent application on a separate agreement), if applicable, and the Borrower shall be provided a reasonable opportunity to review any such document prior to the filing thereof.

(c) The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(d) Notwithstanding anything herein to the contrary, in no event shall the Security Interest granted hereunder attach to, and the Article 9 Collateral shall not include, (i) any asset of any Grantor to the extent that and for so long as the grant of a security interest therein is prohibited by (A) any Requirement of Law of any Governmental Authority, (B) any contractual restriction in effect as of the date hereof or (C) solely in the case of any assets of or interests in any Person that is not a wholly-owned Subsidiary, the organizational documents of such Person as in effect as of the date hereof (in the case of any such prohibitions referenced in the immediately preceding clauses (B) and (C), so long as such prohibitions are not otherwise prohibited by any of the Loan Documents), (ii) (A) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, (B) the Equity Interests of Handspring Facility Company, LLC, (C) the Equity Interests of any Immaterial Subsidiary (it being understood and agreed that the Borrower shall not be required to grant a security interest in its 1% interest in either Palm Chile Limitada or Palm Colombia Limitada for so long as a majority of the Equity Interests in such Subsidiary is held by a Person that is not a Loan Party) and (D) the Equity Interests of any Subsidiary that is not a wholly-owned Subsidiary if the Borrower reasonably determines that the pledge of such Equity Interests hereunder will materially interfere with its relationship with minority shareholders of such Subsidiary, (iii) any contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (A) the unenforceability of any right of the Grantor therein or (B) in a breach or termination pursuant to the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity); provided, however, that such Security Interest shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in subclauses (A) or (B) of this clause (iii), including any Proceeds of such contract or agreement, (iv) any motor vehicles owned by any Grantor or any other assets subject to certificates of title, (v) any Letter of Credit Rights held by any Grantor, (vi) any Commercial Tort Claims held by any Grantor, (vii) any trust accounts, payroll accounts and escrow accounts maintained by any Grantor, (viii) any asset or property that is subject to a purchase money Lien or Lien securing Capital Lease Obligations, in each case,

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permitted under the Credit Agreement to the extent that the documents relating to such purchase money Lien or Capital Lease Obligations would not permit such asset or property to be subject to the Security Interests created hereby (other than to the extent that any such restriction in any such document would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity) and (ix) any asset to the extent that (A) the cost of creating or perfecting such security interest is, in the reasonable determination of the Administrative Agent and the Borrower, excessive in relation to the benefit of the Secured Parties to be afforded thereby or (B) the creation of a security interest in respect thereof would result in adverse tax or accounting consequences as reasonably determined by the Borrower.

(e) Except as otherwise expressly provided in this Agreement, no Grantor shall be required to enter into any control agreement (including any deposit account control agreement or securities account control agreement) with respect to any Collateral.

Section 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent and the other Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (it being understood and agreed that the Borrower shall have until the date that is 60 days after the Effective Date to finalize Schedule 11 to the Perfection Certificate and this representation and warranty is qualified by such fact), including the exact legal name of each Grantor, is correct and complete as of the Effective Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing by the Administrative Agent in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.03(a) or Section 5.12), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights) that are necessary to publish notice of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under

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applicable law with respect to the filing of continuation statements and, as required, amendments to any such Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations. Except with respect to Intellectual Property acquired by the Grantors from (x) BenQ Mobile GmbH & Co. on July 1, 2007, and (y) Lampdesk Corporation on October 3, 2007 (in each case, in respect of which a fully executed short-form security agreement shall have been delivered as provided below no later than the date that is 180 days after the Effective Date), fully executed short-form security agreements containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights have been delivered to the Administrative Agent for delivery to and recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights acquired or developed after the date hereof or to amend, as required, any such filing, recording or registration). Notwithstanding anything to the contrary in the foregoing, it is understood and agreed (and the foregoing representation and warranty and the representation and warranty set forth in Section 4.02(c) are each qualified by the fact) that the Borrower shall have until the date that is 60 days after the Effective Date to finalize Schedule II to the Collateral Disclosure Letter and to deliver for filing, recording or registration short-form security agreements to the United States Patent and Trademark Office in respect of any additional Article 9 Collateral consisting of Intellectual Property for which short-form security agreements were not delivered to the United States Patent and Trademark Office in respect of Intellectual Property listed on Schedule II to the Collateral Disclosure Letter as of the Effective Date.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings to be made by the Administrative Agent described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) upon the receipt from the Administrative Agent and recording by the United States Patent and Trademark Office and the United States Copyright Office, as applicable, of the short-form security agreements described in Section 4.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of such short-form security agreements with the United States Patent and Trademark Office and the United States Copyright

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Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (x) Permitted Encumbrances and other Liens permitted under Section 6.02 of the Credit Agreement that have priority as a matter of law and (y) Liens permitted under clause (iii), (iv) or (v) of Section 6.02 of the Credit Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens permitted under Section 6.02 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens permitted under Section 6.02 of the Credit Agreement (for purposes of clarity, the term “assignment” as used in clause (ii) and (iii) of this Section 4.02(d) shall refer to assignments in the nature of Liens rather than assignments in the nature of sales or dispositions of Collateral).

Section 4.03. Covenants. (a) Each Grantor agrees promptly to notify the Administrative Agent in writing of any change in (i) its legal name, (ii) except in the case of any Grantor that is a registered organization, the location of its chief executive office, (iii) its type of organization, (iv) its Federal Taxpayer Identification Number or organizational identification number or (v) its jurisdiction of incorporation or organization. To the extent applicable, each Grantor agrees to promptly provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees not to effect or permit any change referred to in the second preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest, having the priority required by this Agreement, in all the Article 9 Collateral. Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed or otherwise becomes subject to any condemnation or similar proceeding.

(b) Each Grantor agrees to (i) maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include accounting records maintained in accordance with GAAP indicating all payments and proceeds received with respect to any part of the Article 9 Collateral, and (ii) at such time or times as the Administrative Agent may reasonably request (but, in any event, not more than once during any calendar year, unless an Event of Default has occurred and is continuing), promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the type, aggregate amount and location of any and all Article 9 Collateral.

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(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a) of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or the chief legal officer of the Borrower setting forth the information required to be set forth in the Perfection Certificate as if the Perfection Certificate were to be delivered as of the date of such certificate (it being understood and agreed that the Borrower shall not be obligated to redeliver any information that was previously delivered pursuant to this Section 4.03(c) to the extent that such information has not been modified or supplemented) or, if applicable, confirming that there has been no change in such information since the later of the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 4.03(c). Each certificate delivered pursuant to this Section 4.03(c) shall identify in the format of Schedule II to the Collateral Disclosure Letter (A) all Patents, Trademarks and Copyrights (as well as, in each case, applications therefor) of any Grantor and (B) all Patent Licenses, Trademark Licenses and Copyright Licenses of any Grantor that are material to the conduct of any Grantor’s business, in each case in existence on the date thereof and not then listed on Schedule II to the Collateral Disclosure Letter (including any prior supplements thereto).

(d) Each Grantor shall, at its own expense, take any and all actions reasonably necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted under Section 6.02 of the Credit Agreement.

(e) Subject to the limitations set forth in this Agreement, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument (other than any promissory note or other instrument in an aggregate principal amount of less than $5,000,000 owed to the applicable Grantor by any Person) shall be promptly pledged and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule II to the Collateral Disclosure Letter or adding additional schedules thereto to identify specifically any asset or item that may constitute Copyrights, Patents or Trademarks, provided that any Grantor shall have the right, exercisable within 30 days after it has been notified by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations

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and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 60 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.

(f) Subject to the inspection and related limitations set forth in Section 5.08 of the Credit Agreement, the Administrative Agent and such representatives as the Administrative Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or other Article 9 Collateral in the possession of any third party (but only if an Event of Default has occurred and is continuing), by contacting Account Debtors or the third party possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any other Secured Party. Notwithstanding the foregoing, no Grantor shall be required pursuant to this Agreement to disclose or discuss any matter, or permit the inspection, examination or making of extracts of any document, book or record, that (i) constitutes non-financial trade secrets or non-financial proprietary information (in each case, unless an Event of Default has occurred and is continuing, provided that, in such case, such information shall be available to the Administrative Agent on behalf of the Lenders (or to any Lender to the extent such visit or inspection is coordinated through the Administrative Agent, provided that, in connection with such information, each such Lender shall be subject to customary “clean-room” restrictions that are reasonably satisfactory to each of the Administrative Agent and the Borrower)), (ii) in respect of which disclosure to any such Person is, at that time, prohibited by applicable law or any binding contractual agreement or (iii) is subject to attorney-client privilege or similar privilege or which constitutes attorney work product.

(g) At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted under Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any other Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(h) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such

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Grantor shall (i) promptly notify the Administrative Agent of such security interest and (ii) if requested by the Administrative Agent, promptly assign such security interest to the Administrative Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(i) Each Grantor shall remain liable to observe and perform all the conditions and obligations required to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the other Secured Parties from and against any and all liability for such performance.

(j) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement. Subject to the immediately following sentence, none of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except that unless and until the Administrative Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use, transfer, sell, convey, lease, assign and otherwise dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement or any other Loan Document.

(k) None of the Grantors will, without the Administrative Agent’s prior written consent (not to be unreasonably withheld or delayed), grant any extension of the time of payment of any Accounts in an amount in excess of $5,000,000 included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged or pursuant to any applicable Bankruptcy Proceeding.

(l) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 5.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under any Loan Document or to pay

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any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or under any Loan Document or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

(m) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Administrative Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

Section 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments (other than any Instrument with a face value of less than $5,000,000), such Grantor shall promptly deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request (and, to the extent applicable, such Instrument shall be endorsed by such Grantor as the Administrative Agent may reasonably request).

(b) Deposit Accounts. For each Deposit Account (other than such account that is solely (x) a payroll, benefits, trust or escrow account or (y) a pledged account permitted under Section 6.02 of the Credit Agreement) that any Grantor at any time opens or maintains, such Grantor shall either (i) cause the depositary bank to agree to comply with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Grantor or any other Person, pursuant to an agreement reasonably satisfactory to the Administrative Agent (it being understood that, to the extent such form contains customary terms and conditions, an agreement on the applicable depositary bank’s standard form shall be deemed to be reasonably satisfactory to the Administrative Agent), or (ii) arrange for the Administrative Agent to become the customer of the depositary bank with respect to such Deposit Account, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw funds from such Deposit Account. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor unless an Event of Default specified in clause (a), (b), (g), (h), (i), (j) or (k) of Section 7.01 of the Credit Agreement has occurred and is continuing or, after giving effect to any withdrawal, would occur. The provisions of this paragraph shall not apply prior to the date that is 90 days after the date hereof and shall not apply to (A) any Deposit Account for which any Grantor, the depositary bank and the Administrative Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Administrative Agent for the specific purpose set forth therein, (B) Deposit Accounts for which the Administrative Agent is the depositary or (C) any Deposit Account that has an aggregate cash

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balance of less than $5,000,000 (determined at the end of any Business Day and after giving effect to any daily sweep of such account); provided, however, that the aggregate cash balances of all Deposit Accounts of the Grantors excluded from the requirements of this paragraph (b) pursuant to this clause (C) shall not, at any time, exceed $20,000,000.

(c) Investment Property. Except to the extent otherwise provided in Article III or Article IV, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall promptly deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify (and, to the extent applicable, such certificated securities shall be endorsed by such Grantor as the Administrative Agent may reasonable request). If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Administrative Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary (other than such account that is solely (x) a payroll, benefits, trust or escrow account or (y) a pledged account permitted under Section 6.02 of the Credit Agreement), such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent (it being understood that, to the extent such form contains customary terms and conditions, an agreement on the applicable intermediary’s standard form shall be deemed to be reasonably satisfactory to the Administrative Agent), either (i) cause such securities intermediary or commodity intermediary, as the case may be, to agree to comply with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such security entitlements, or to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of any Grantor, such nominee or any other Person, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Administrative Agent agrees with each of the Grantors that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default specified in clause (a), (b), (g), (h), (i), (j) or (k) of Section 7.01 of the Credit Agreement has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur. The provisions of this paragraph shall not apply prior to the date that is 90 days after the date hereof and shall not apply to (A) any Financial Assets credited to a securities account for which the Administrative Agent is the securities intermediary and (B) any securities accounts that has an aggregate balance of less than $5,000,000 (determined at the end of any Business Day and after giving effect to any daily sweep of such account); provided, however, that the aggregate balances of all securities accounts excluded from the requirements of this paragraph (c) pursuant to this clause (B) shall not, at any time, exceed $20,000,000.

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Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral.

(a) Except as otherwise required by applicable law, each Grantor agrees that it will not do any act or omit to do any act (and will take such actions that are consistent with such Grantor’s past practice to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the conduct of any Grantor’s business may become invalidated or dedicated to the public (it being understood and agreed that the use by any Person of any Patent of such Grantor in connection with open source software (to the extent that such Patent is granted by such Grantor in the ordinary course of business for such use) shall not be deemed to be a dedication of such Patent to the public for purposes of this paragraph (a)), and agrees that it shall continue to mark any products covered by a Patent that is material to the conduct of any Grantor’s business with the relevant patent number in a manner that is consistent with such Grantor’s past practices.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of any Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain in all material respects the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration in a manner consistent with such Grantor’s past practices and (iv) not knowingly use or knowingly permit the use of such Trademark in any violation of any third party rights.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the conduct of any Grantor’s business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice in a manner consistent with such Grantor’s past practices.

(d) Each Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of any Grantor’s business may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the conduct of any Grantor’s business, its right to register the same, or its right to keep and maintain the same.

(e) Each Grantor shall (i) notify the Administrative Agent as of the date of delivery of each officer’s certificate pursuant to Section 5.01(c) of the Credit Agreement of all filings of applications for any Patent, Trademark or Copyright (or for the registration of any Patent, Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, in each case made by such Grantor, either itself or through any agent, employee, licensee or designee, during the fiscal quarter period most-recently ended prior to the date of such officer’s certificate and (ii) upon request of the

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Administrative Agent but subject to clause (i) below, execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file such writings solely for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable, provided that any such filings made with the United States Patent and Trademark Office shall be in a form consistent with the filings made on the Effective Date (including, unless the Borrower otherwise consents, the filing with respect to each Patent application on a separate agreement) and the Borrower shall be provided a reasonable opportunity to review any such writings prior to the filing thereof.

(f) To the extent not prohibited by applicable law, each Grantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each registration or application that is material to the conduct of any Grantor’s business relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if such Grantor determines it to be appropriate in its reasonable business judgment, to initiate opposition, interference and cancelation proceedings against third parties.

(g) In the event that any Grantor has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party in any material respect, such Grantor shall, if such Grantor determines it to be appropriate in its reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution (and take any actions required by applicable law prior to instituting such suit), and take such other actions as such Grantor determines to be appropriate in its reasonable business judgment under the circumstances to protect such Article 9 Collateral, and such Grantor shall promptly notify the Administrative Agent of any such suit and other actions.

(h) Upon and during the continuance of an Event of Default, each Grantor shall, at the request of the Administrative Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License material to the conduct of any Grantor’s business under which each Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

(i) Each Grantor agrees, at its own expense, as soon as practicable to make such filings and to take such other actions as are reasonably requested by the Administrative Agent in each non-U.S. jurisdiction in which such Grantor owns any Intellectual Property in order to create and/or perfect the Security Interest with respect to such Intellectual Property in such jurisdiction, provided that no Grantor shall be obligated to make any such filing or take any such other action where the Administrative Agent and the Borrower agree that the cost of such filing or action exceeds the value of the security afforded thereby.

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ARTICLE V

Remedies

Section 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times, in each case to the extent not otherwise prohibited by any applicable law: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at

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such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 5.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

(a) FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Security Document) in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

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(b) SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Second Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

(c) THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have sole and absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Section 5.03. Grant of License to Use Intellectual Property. Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants, subject to any then-existing licensing arrangements, to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired or licensed by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

Section 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such

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Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

Section 5.05. Registration. Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Pledged Collateral issued by any Subsidiary at a public sale, it will, at any time and from time to time (to the extent doing so would be commercially reasonable at the applicable time), upon the reasonable written request of the Administrative Agent, use its commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Pledged Collateral. Each Grantor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Administrative Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Administrative Agent or any other Secured Party expressly for use therein. Each Grantor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

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ARTICLE VI

Indemnity, Subrogation and Subordination

Section 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment in respect of any Obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor (other than the Borrower) hereunder in respect of any Obligation or assets of any other Grantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof (or, in the case of any Guarantor or Grantor that becomes a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor) and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor that becomes a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

Section 6.03. Subordination. (a) Notwithstanding any provision in this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its Obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the Obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor or Grantor shall be fully

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subordinated to the indefeasible payment in full in cash of the Obligations at any time when a Default has occurred and is continuing (it being understood that the Guarantors and Grantors may continue to make payments on such Indebtedness and other monetary obligations unless notified in writing to the contrary by the Administrative Agent).

ARTICLE VII

Miscellaneous

Section 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

Section 7.02. Waivers; Amendment. (a) failure or delay by any Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Secured Party hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, in accordance with Section 9.02 of the Credit Agreement.

Section 7.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of, the execution, delivery or

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performance of this Agreement or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing or any agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee or any of its Related Parties, a material breach of this Agreement by such Indemnitee or any of its Related Parties or any dispute between or among any Indemnitees and their Related Parties (other than in respect of any suit, claim or other proceeding brought by an Indemnitee or any of its Related Parties against the Administrative Agent).

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable on written demand therefor.

Section 7.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Administrative Agent or any other Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Except for any such assignment resulting from a merger permitted under Section 6.03 of the Credit Agreement, no Guarantor or Grantor shall assign or delegate any of its rights or duties hereunder or any of its interest herein without the prior written consent of the Administrative Agent, and any purported assignment or delegation in contravention of this paragraph shall be void.

Section 7.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that the Administrative Agent or any other Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Obligation or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

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Section 7.06. Counterparts; Effectiveness; Several Agreement; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder. This Agreement, together with the Collateral Disclosure Letter and the other Loan Documents, constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Secured Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of any Subsidiary Party against any of and all the obligations of such Subsidiary Party now or hereafter existing under this Agreement owed to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Secured Party shall notify such Subsidiary Party and the Administrative Agent of such set-off and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off and application under this Section. The rights of each Secured Party under this Section 7.08 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have.

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Section 7.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or Grantor or its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

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Section 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 7.12. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.

Section 7.13. Termination or Release. (a) This Agreement, and the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Loan Document Obligations (other than contingent obligations not yet accrued and payable) have been indefeasibly paid in full, the Lenders have no further commitment to lend or issue Letters of Credit under the Credit Agreement and all Letters of Credit have expired or been terminated (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank (including in respect of fees that would otherwise be payable in connection with such Letters of Credit pursuant to the terms of the Credit Agreement), and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to all such Letters of Credit).

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower, provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.13, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release of its obligations or the Security Interests in its Collateral. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Administrative Agent.

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Section 7.14. Additional Subsidiaries. Pursuant to Section 5.11 of the Credit Agreement, certain Subsidiaries of the Borrower may be required from time to time to enter into this Agreement as a Subsidiary Party. Upon execution and delivery by the Administrative Agent and any Subsidiary of the Borrower of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party in this Agreement. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Section 7.15. Administrative Agent Appointed Attorney-in-Fact. Subject to the next sentence, each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

[Signature Pages to Follow]

35

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PALM, INC.,

by
Name:	Andrew J. Brown
Title:	Senior Vice President and Chief Financial Officer

HANDSPRING CORPORATION,

by
Name:	Karen L. Harrison
Title:	Treasurer

PALM LATIN AMERICA, INC.,

by
Name:	Karen L. Harrison
Title:	President, Treasurer and Secretary

PALM TRADEMARK HOLDING COMPANY, LLC,

by
Name:	Karen L. Harrison
Title:	President

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

by
Name:
Title:

2

Schedule I to the

Collateral Agreement

Subsidiary Parties

Handspring Corporation, a Delaware corporation

Palm Latin America, Inc., a Delaware corporation

Palm Trademark Holding Company, LLC, a Delaware limited liability company

Exhibit I to the

Collateral Agreement

SUPPLEMENT NO.              (this “Supplement”) dated as of [                    ], to the Guarantee and Collateral Agreement dated as of October 24, 2007 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among PALM, INC., a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary, individually, a “Subsidiary Party”, and collectively, the “Subsidiary Parties”; the Subsidiary Parties and the Borrower are referred to collectively herein as the “Grantors”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as Administrative Agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Collateral Agreement).

A. Reference is made to the Credit Agreement dated as of October 24, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, the Administrative Agent and Morgan Stanley Senior Funding, Inc., as Syndication Agent.

B. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement.

C. The Grantors and Guarantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Section 7.14 of the Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party, a Grantor and a Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party, a Grantor and a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Party”, “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated in this Supplement by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary, (c) set forth on Schedule III attached hereto is a true and correct schedule of all Intellectual Property of the New Subsidiary and (d) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office. Such information shall be deemed to supplement Schedule I to the Collateral Agreement and Schedules I and II to the Collateral Disclosure Letter, as applicable.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

Exh. I-2

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Signature Pages Follow]

Exh. I-3

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NEW SUBSIDIARY],

by:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

by:
Name:
Title:

Exh. I-4

Schedule I to Supplement No.

to the Collateral Agreement

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number of Class of Equity Interest	Percentage of Equity Interest

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

I.	Copyrights

Owner	Title	Registration Number

II.	Copyrights Applications

Owner	Title	Registration Number

III.	Patents

Owner	Registration Number	Issue Date

IV.	Patent Applications

Owner	Registration Number	Filing Date

V.	Trademarks

Owner	Registration Number	Registration Date

VI.	Trademarks Application

Registered Owner	Registration Number	Filing Date

Exh. I-2

Exhibit D

EXHIBIT D

[FORM OF]

PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of October 24, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Palm, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), and Morgan Stanley Senior Funding, Inc., as Syndication Agent for the Lenders. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Financial Officer or a legal officer, respectively, of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1. Names.

(a) The exact legal name of each Grantor, as such name appears in its respective certificate of formation, is as follows:

(b) Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

(c) Except as set forth in Schedule 1(c) hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1(c) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) The following is a list of all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

(e) Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization:

(f) Set forth below is the Federal Taxpayer Identification Number of each Grantor: [only necessary for filing in North Dakota and South Dakota.]

2. Current Locations.

(a) The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

(b) Set forth below opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Grantor	Mailing Address	County	State

(c) The jurisdiction of formation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor	Jurisdiction

(d) Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral not identified above:

Grantor	Mailing Address	County	State

(e) Set forth below opposite the name of each Grantor are all the places of business of such Grantor not identified in paragraph (a), (b), (c) or (d) above:

Grantor	Mailing Address	County	State

(f) Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of such Grantor:

Grantor	Mailing Address	County	State

3. Unusual Transactions. All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

4. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no Liens against any of the Collateral other than those permitted under the Credit Agreement.

5. UCC Filings. Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code

2

filing office in the jurisdiction in which each Grantor is located and, to the extent any of the Collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7. Stock Ownership and other Equity Interests. Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding Equity Interests of the Borrower and each Subsidiary and the record and beneficial owners of such Equity Interests (other than the Borrower). Also set forth on Schedule 7 is each equity investment of the Borrower or any Subsidiary that represents 50% or more of the equity of the entity in which such investment was made.

8. Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness held by the Borrower and each Subsidiary that are required to be pledged under the Collateral Agreement, including all intercompany notes between the Borrower and each Subsidiary of the Borrower and each Subsidiary of the Borrower and each other such Subsidiary.

9. Advances. Attached hereto as Schedule 9 is a true and correct list of all advances made by the Borrower to any Subsidiary of the Borrower or made by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower (other than those identified on Schedule 8 and other than intercompany charges of expenses (including expenses related to research and development and information technology) made in the ordinary course of business).

10. Mortgage Filings. Attached hereto as Schedule 10 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11. Intellectual Property. Attached hereto as Schedule 11(A) in proper form for filing with the United States Patent and Trademark Office (provided that unless Borrower consents otherwise, each Patent Application shall be filed on a separate agreement with the Patent and Trademark Office) is a schedule setting forth all of each Grantor’s Patents and Patent Applications, including the name of the owner, registration or application number and the issue date (if already registered) of each Patent and Patent Application owned by any Grantor.

3

Attached hereto as Schedule 11(B) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s Trademarks and Trademark Applications, including the name of the owner, the registration or application number and the registration date (if already registered) of each Trademark and Trademark application owned by any Grantor.

Attached hereto as Schedule 11(C) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s Copyrights (including the name of the owner, title and the registration number) and Copyright Applications (including the name of the registered owner and title) of each Copyright or Copyright Application owned by any Grantor.

It is understood and agreed (and the foregoing certification is qualified by the fact) that the Borrower shall have until the date that is 60 days after the Effective Date to finalize this Schedule 11.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of commercial tort claims in excess of $1,000,000 held by any Grantor, including a brief description thereof.

4

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the day and year first above written.

PALM, INC.,

by
Name:	Andrew. J. Brown
Title:	Senior Vice President and
Chief Financial Officer

5

Exhibit E

AFFILIATE SUBORDINATION AGREEMENT dated as of October 24, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among the subordinated lenders listed on Schedule I hereto (each a “Subordinated Lender” and collectively, the “Subordinated Lenders”), PALM, INC., a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower listed on Schedule II hereto (together with the Borrower, each a “Subordinated Borrower” and collectively, the “Subordinated Borrowers”) and JPMORGAN CHASE BANK, N.A. (“JPMCB”), in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined below), for the benefit of the Senior Lenders (as defined below).

Reference is made to the Credit Agreement dated as of October 24, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders (in their capacities as such, the “Senior Lenders”), the Administrative Agent, and Morgan Stanley Senior Funding, Inc, as syndication agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The ability under Section 6.01(a)(iii) and Section 6.01(a)(iv) of the Credit Agreement of any Subordinated Borrower to incur Indebtedness to any Subordinated Lender is conditioned upon the execution and delivery by such Subordinated Lender and such Subordinated Borrower of an agreement on terms reasonably satisfactory to the Administrative Agent (it being acknowledged and agreed that the terms set forth in this Agreement are satisfactory to the Administrative Agent) pursuant to which such Subordinated Lender agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Lenders under the Credit Agreement and the other Loan Documents, all on the terms set forth herein.

Accordingly, each Subordinated Lender, each Subordinated Borrower and the Administrative Agent, on behalf of itself and each Senior Lender (and each of their respective successors or permitted assigns), hereby agrees as follows:

1. Subordination. (a) Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations (as defined herein) of each Subordinated Borrower shall be subordinate and junior in right of payment to the rights of the Senior Lenders in respect of the Obligations of such Subordinated Borrower arising under the Credit Agreement or the other Loan Documents, including the payment of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to any Subordinated Borrower whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, guarantees required to be paid under any Loan Document and all other amounts payable thereunder or in respect thereof (collectively, the “Senior Obligations”). For purposes hereof, “Subordinated Obligations” means all obligations of each Subordinated Borrower to each Subordinated Lender in respect of Indebtedness, including in respect of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to any Subordinated Borrower whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof, that is required to be subordinated to the Senior Obligations under Section 6.01(a)(iii) of the Credit Agreement, as well as Guarantees by each Subordinated Borrower under Section 6.01(a)(iv) of the Credit Agreement in respect of Indebtedness owed by another Subordinated Borrower to the Subordinated Lenders.

(b) Each Subordinated Borrower and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Obligations in respect of which it is the obligor or obligee, as the case may be, and solely with respect to each Subordinated Borrower or Subordinated Lender that is its counterparty on such Subordinated Obligations) that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Subordinated Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender, when an Event of Default exists and the Borrower has received a written notice from the Required Lenders (or from the Administrative Agent at the request of the Required Lenders) prohibiting any further payment in respect of the Subordinated Obligations, so long as any such Event of Default has occurred and is continuing (provided that such notice shall not be required to be given (and no such payment may be made) if the Event of Default is of the type set forth in paragraphs (a), (b), (h) or (i) of Section 7.01 of the Credit Agreement).

(c) Upon any distribution of the assets of any Subordinated Borrower or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, in each case in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Borrower:

(i) the Senior Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations (whenever arising) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Subordinated Borrower, whether of principal, interest or otherwise; and

(ii) any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled to receive as payment on account of the Subordinated Obligations of such Subordinated Borrower except for the provisions of this Section 1(c) shall be paid or delivered

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by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Senior Lenders, until the payment in full in cash of all Senior Obligations (other than contingent amounts not yet due) to be credited and applied to the Senior Obligations as set forth in the Credit Agreement and the other Loan Documents.

Until the payment in full in cash of all monetary Senior Obligations (other than contingent amounts not yet due), each Subordinated Lender, solely in its capacity as a Subordinated Lender, agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower in cash, securities or other property or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations (it being understood that, notwithstanding the foregoing, a Subordinated Borrower may make, and a Subordinated Lender may take or receive, payments permitted to be made by a Subordinated Borrower under clause (b) above) and agrees that in connection with any proceeding in respect of any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (i) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim to the extent the Subordinated Lender has failed to do so and take such other action (including voting the applicable Subordinated Obligations and enforcing any security interest or other lien securing payment of such Subordinated Obligations) as the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Lenders and (ii) such Subordinated Lender shall promptly take such action as the Administrative Agent may reasonably request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the applicable Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations. A copy of this Agreement may be filed with any court as evidence of the Senior Lenders’ right, power and authority hereunder.

(d) In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise in respect of the Subordinated Obligations, shall be received by or on behalf of any Subordinated Lender at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender (segregated from other property of such Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders, until the payment in full in cash of all Senior Obligations (other than contingent amounts not yet due).

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(e) Subject to the prior payment in full in cash of the Senior Obligations (other than contingent amounts not yet due), each applicable Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of each applicable Subordinated Borrower applicable to the Senior Obligations until all amounts owing on the Senior Obligations shall be paid in full in cash, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

(f) Each Subordinated Lender agrees that all the proceeds of any (i) security of any nature whatsoever for any Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of any Subordinated Borrower or any subsidiary of any Subordinated Borrower (to the extent any direct Indebtedness owed to such Subordinated Lender by such subsidiary of the Subordinated Borrower would be required to be subordinated to the Senior Obligations under Section 6.01(a)(iii) and Section 6.01(a)(iv) of the Credit Agreement), or (ii) guarantee, of any nature whatsoever, by any Subordinated Borrower or any subsidiary of any Subordinated Borrower (to the extent any direct Indebtedness owed to such Subordinated Lender by such subsidiary of the Subordinated Borrower would be required to be subordinated to the Senior Obligations under Section 6.01(a)(iii) and Section 6.01(a)(iv) of the Credit Agreement), of any Subordinated Obligations shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

(g) Each Subordinated Lender agrees that it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation, in each case if the payment of such Subordinated Obligation is then prohibited by this Agreement.

2. Waivers and Consents. (a) Each Subordinated Lender, solely in its capacity as a Subordinated Lender, waives, to the fullest extent permitted by applicable law, the right to compel that the Collateral or any other assets or property of any Subordinated Borrower or the assets or property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations. Each Subordinated Lender, solely in its capacity as a Subordinated Lender, expressly waives, to the fullest extent permitted by applicable law, the right to require the Senior Lenders to proceed against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in any Senior Lender’s power which such Subordinated Lender cannot pursue,

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notwithstanding that the failure of any Senior Lender to do so may thereby prejudice such Subordinated Lender. Each Subordinated Lender, solely in its capacity as a Subordinated Lender, agrees that, to the fullest extent permitted by applicable law, it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lenders reduced by any Senior Lender’s delay in proceeding against or enforcing any remedy against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person; by any Senior Lender releasing any Subordinated Borrower, the Collateral or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or by the discharge of any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of a Senior Lender. Any Senior Lender’s vote to accept or reject any plan of reorganization relating to any Subordinated Borrower, the Collateral, or any guarantor of the Senior Obligations or any other Person, or any Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Lenders, except to the extent of the payment in full in cash of all Senior Obligations.

(b) Each Subordinated Lender waives, to the fullest extent permitted by applicable law, all rights and defenses arising out of an election of remedies by the Senior Lenders, even though that election of remedies, including any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement, or contribution against any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person. Each Subordinated Lender expressly waives, to the fullest extent permitted by applicable law, any rights or defenses it may have by reason of protection afforded to any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property Collateral for the Senior Obligations.

(c) Each Subordinated Lender agrees, to the fullest extent permitted by applicable law, that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Lender may be rescinded in whole or in part by the Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower or any other guarantor or any other party upon or for any part thereof, or any Collateral or guarantee under any Loan Document therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Senior Lenders, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

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(d) Each Subordinated Lender waives, to the fullest extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent of the Senior Lenders to the creation of the obligations of each Subordinated Borrower in respect of the Subordinated Obligations shall be deemed conclusively to have been given, in each case in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives, to the fullest extent permitted by applicable law, notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

3. Transfers. Each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (any such transferee, a “Transferee”) or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations, in each case except as otherwise permitted by the Credit Agreement, provided that promptly upon any such transfer, any Transferee shall become a party hereto to the extent the Indebtedness to be transferred to such Transferee would, upon such transfer, be required to be subordinated to the Senior Obligations under Section 6.01(a)(iii) and Section 6.01(a)(iv) of the Credit Agreement.

4. Senior Obligations Unconditional. All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall, to the fullest extent permitted by applicable law, remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c) any exchange, release or nonperfection of any Lien in any collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any guarantee under any Loan Document of any of the Senior Obligations; or

(d) any other circumstances (except payment or performance of the Senior Obligations) that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower in respect of the Senior Obligations, or of the Subordinated Lender or any Subordinated Borrower in respect of this Agreement.

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5. Representations and Warranties. Each Subordinated Lender and Subordinated Borrower represents and warrants to the Administrative Agent, as of the date hereof, for the benefit of the Senior Lenders that:

(a) it has the corporate or other organizational power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary corporate or other organizational action to authorize its execution, delivery and performance of this Agreement; and

(b) this Agreement has been duly executed and delivered by such Subordinated Lender or Subordinated Borrower, as the case may be, and constitutes a legal, valid and binding obligation of such Subordinated Lender or Subordinated Borrower, as the case may be, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

6. Waiver of Claims. (a) To the maximum extent permitted by law, each Subordinated Lender waives any claim it might have, solely in its capacity as a Subordinated Lender, against any Senior Lender (solely in its capacity as such) with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Senior Lender or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral except to the extent such action, or failure to act, or error in judgment, mistake or oversight is the result of gross negligence, wilful misconduct or bad faith of any such party or the breach by such party of any Loan Document. Neither the Senior Lenders nor any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or any Guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Subordinated Borrower or any Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Collateral Agreement or any part thereof.

(b) Each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives, to the fullest extent permitted by applicable law, any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshall assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Loan Documents. The Senior Lenders are under no duty or obligation, and each Subordinated Lender hereby waives, to the fullest extent permitted by applicable law, any right it may have to compel the Senior Lenders, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

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(c) Each Subordinated Lender hereby waives and releases, to the fullest extent permitted by applicable law, all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

(d) Each Subordinated Lender hereby waives, to the fullest extent permitted by applicable law, any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Borrower or any guarantor of the Senior Obligations, or their respective businesses. Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the applicable Subordinated Borrower’s results of operations, financial condition and business and such Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the applicable Subordinated Borrower or its, results of operations, financial condition or business.

7. Further Assurances. Each Subordinated Lender and each Subordinated Borrower, at their own expense and at any time from time to time, upon the written request of the Administrative Agent, will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

8. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders on the one hand and the Subordinated Lenders and the Subordinated Borrowers on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

9. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations (other than contingent obligations not yet due and payable) are paid in full in cash.

10. Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 9.01 of the Credit Agreement, provided that any such notice, request or demand to or upon any Subordinated Borrower or Subordinated Lender that is not a party to the Credit Agreement shall be addressed to the notice address of the Borrower provided in Section 9.01(a) thereof.

11. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Agreement.

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12. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Integration. This Agreement represents the agreement of the Subordinated Borrowers, the Senior Lenders and the Subordinated Lenders with respect to the subject matter hereof and there are no promises or representations by any Subordinated Borrower, the Senior Lenders or any Subordinated Lender relative to the subject matter hereof not reflected herein.

14. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each affected Subordinated Borrower and each affected Subordinated Lender, provided that any provision of this Agreement may be waived by the Senior Lenders in a letter or agreement executed by the Administrative Agent and each affected Subordinated Lender.

(b) No failure to exercise, nor any delay in exercising, on the part of the Senior Lenders, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

15. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

16. Successors and Assigns. (a) This Agreement shall be binding upon the successors and assigns of each of the Subordinated Borrowers and each of the Subordinated Lenders (except as set forth in Section 3) and shall inure to the benefit of the Senior Lenders and their respective successors and permitted assigns.

(b) Notwithstanding the provisions of Section 16(a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3 of this Agreement, and no Subordinated Lender shall assign its obligations hereunder to any Person (except as otherwise specifically permitted under Section 3 of this Agreement).

17. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

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(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Senior Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Subordinated Lender or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

19. Additional Subordinated Lenders. Upon execution and delivery by the Administrative Agent and a subsidiary of the Borrower of an instrument in the form of Annex 1 attached hereto, such subsidiary shall become a Subordinated Lender hereunder with the same force and effect as if originally named as a Subordinated Lender herein. The execution and delivery of any such instrument shall not require the consent

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of any other Subordinated Lender or Subordinated Borrower hereunder. The rights and obligations of each Subordinated Borrower and each Subordinated Lender herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender as a party to this Agreement.

20. Additional Subordinated Borrowers. Upon execution and delivery by the Administrative Agent and a subsidiary of the Borrower of an instrument in the form of Annex 2 attached hereto, such subsidiary shall become a Subordinated Borrower hereunder with the same force and effect as if originally named as a Subordinated Borrower herein. The execution and delivery of any such instrument shall not require the consent of any other Subordinated Borrower or Subordinated Lender hereunder. The rights and obligations of each Subordinated Borrower and each Subordinated Lender herein shall remain in full force and effect notwithstanding the addition of any Subordinated Borrower as a party to this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SUBORDINATED LENDERS

PALM, INC.,

by
Name:	Andrew J. Brown
Title:	Senior Vice President and Chief Financial Officer

HANDSPRING CORPORATION,

by
Name:	Karen L. Harrison
Title:	Treasurer

PALM TRADEMARK HOLDING COMPANY, LLC,

by
Name:	Karen L. Harrison
Title:	President

PALM LATIN AMERICA, INC.,

by
Name:	Karen L. Harrison
Title:	President, Treasurer and Secretary

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SUBORDINATED BORROWERS

PALM, INC.,

by
Name:	Andrew J. Brown
Title:	Senior Vice President and Chief Financial Officer

HANDSPRING CORPORATION,

by
Name:	Karen L. Harrison
Title:	Treasurer

PALM TRADEMARK HOLDING COMPANY, LLC,

by
Name:	Karen L. Harrison
Title:	President

PALM LATIN AMERICA, INC.,

by
Name:	Karen L. Harrison
Title:	President, Treasurer and Secretary

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JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

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Schedule I

Subordinated Lenders

Palm, Inc.

Handspring Corporation

Palm Trademark Holding Company, LLC

Palm Latin America, Inc.

Schedule II

Subordinated Borrowers

Palm, Inc.

Handspring Corporation

Palm Trademark Holding Company, LLC

Palm Latin America, Inc.

Annex 1 to the

Affiliate Subordination Agreement

SUPPLEMENT NO. [    ] dated as of [                    ], to the Affiliate Subordination Agreement dated as of October 24, 2007 (the “Affiliate Subordination Agreement”), among the Borrower, the subordinated lenders named therein (the “Subordinated Lenders”), the subordinated borrowers named therein (the “Subordinated Borrowers”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined in the Affiliate Subordination Agreement), for the benefit of the Senior Lenders.

A. Reference is made to the Affiliate Subordination Agreement.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.

C. Each of the Subordinated Lenders and each of the Subordinated Borrowers have entered into the Affiliate Subordination Agreement in order to induce the Senior Lenders to continue to make extensions of credit under the Credit Agreement and the other Loan Documents. Section 19 of the Affiliate Subordination Agreement provides that subsidiaries of the Borrower may become Subordinated Lenders under the Affiliate Subordination Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subordinated Lender”) is executing this Supplement to become a Subordinated Lender under the Affiliate Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for extensions of credit previously made under the Credit Agreement and extensions of credit in the future.

Accordingly, the Administrative Agent and the New Subordinated Lender agree as follows:

SECTION 1. In accordance with Section 19 of the Affiliate Subordination Agreement, the New Subordinated Lender by its signature below becomes a Subordinated Lender under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a Subordinated Lender and the New Subordinated Lender hereby (a) agrees to all the terms and provisions of the Affiliate Subordination Agreement applicable to it as a Subordinated Lender thereunder and (b) makes each representation and warranty contained in Section 5 of the Affiliate Subordination Agreement on and as of the date hereof except for representations and warranties which by their terms refer to a specific date. Each reference to a “Subordinated Lender” in the Affiliate Subordination Agreement shall be deemed to include the New Subordinated Lender. The Affiliate Subordination Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subordinated Lender represents and warrants to the Administrative Agent and the other Senior Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subordinated Lender and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Affiliate Subordination Agreement.

SECTION 8. The New Subordinated Lender agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

2

IN WITNESS WHEREOF, the New Subordinated Lender and the Administrative Agent have duly executed this Supplement to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED LENDER],

by
Name:
Title:

3

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

4

Annex 2 to the

Affiliate Subordination Agreement

SUPPLEMENT NO. [    ] dated as of [                    ], to the Affiliate Subordination Agreement dated as of October 24, 2007 (the “Affiliate Subordination Agreement”), among Holdings, the Borrowers, the subordinated lenders named therein (the “Subordinated Lenders”), the subordinated borrowers named therein (the “Subordinated Borrowers”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) under the Credit Agreement (as in the Affiliate Subordination Agreement), for the benefit of the Senior Lenders.

A. Reference is made to the Affiliate Subordination Agreement.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.

C. Each of the Subordinated Lenders and each of the Subordinated Borrowers have entered into the Affiliate Subordination Agreement in order to induce the Senior Lenders to continue to make extensions of credit under the Credit Agreement and the other Loan Documents. Section 20 of the Affiliate Subordination Agreement provides that subsidiaries of the Borrowers may become Subordinated Borrowers under the Affiliate Subordination Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subordinated Borrower”) is executing this Supplement to become a Subordinated Borrower under the Affiliate Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for extensions of credit previously made under the Credit Agreement and extensions of credit in the future.

Accordingly, the Administrative Agent and the New Subordinated Borrower agree as follows:

SECTION 1. In accordance with Section 20 of the Affiliate Subordination Agreement, the New Subordinated Borrower by its signature below becomes a Subordinated Borrower under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a Subordinated Borrower and the New Subordinated Borrower hereby agrees to all the terms and provisions of the Affiliate Subordination Agreement applicable to it as a Subordinated Borrower thereunder. Each reference to a “Subordinated Borrower” in the Affiliate Subordination Agreement shall be deemed to include the New Subordinated Borrower. The Affiliate Subordination Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subordinated Borrower represents and warrants to the Administrative Agent and the other Senior Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subordinated Borrower and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile of electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Affiliate Subordination Agreement.

SECTION 8. The New Subordinated Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

2

IN WITNESS WHEREOF, the New Subordinated Borrower and the Administrative Agent have duly executed this Supplement to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED BORROWER],

by
Name:
Title:

3

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

4